Exhibit 2.1

NOT FOR RELEASE, PUBLICATION, OR DISTRIBUTION IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN, INTO, OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

FOR IMMEDIATE RELEASE

5 March 2024

RECOMMENDED CASH ACQUISITION

of

Spirent Communications plc (“Spirent”)
by

Viavi Solutions Acquisitions Limited (“Bidco”)

(a company indirectly owned by Viavi Solutions Inc. (“Viavi”))

to be effected by means of a scheme of arrangement

under Part 26 of the Companies Act 2006

Summary

●	The boards of Viavi, Bidco, and Spirent are pleased to announce that they have reached agreement on the terms of a recommended cash acquisition of the entire issued and to be issued ordinary share capital of Spirent by Bidco. It is intended that the Acquisition be effected by means of a scheme of arrangement under Part 26 of the Companies Act (the “Scheme” or “Scheme of Arrangement”).

●	Under the terms of the Acquisition, each Spirent Shareholder shall be entitled to receive:

175 pence for each Spirent Share held (the “Acquisition Value”).

●	The Acquisition Value comprises, for each Spirent Share:

○	172.5 pence in cash (the “Acquisition Price”); and

○	a special dividend of 2.5 pence per Spirent Share, in lieu of any final dividend for the year ended 31 December 2023 (the “Permitted Dividend”).

●	The Acquisition Value represents a premium of approximately:

○	61.4 per cent. to the Closing Price per Spirent Share of 108.4 pence on 4 March 2024 (being the last Business Day prior to the publication of this announcement);

○	55.5 per cent. to the volume weighted average price per Spirent Share of 112.5 pence for the one-month period ended on 4 March 2024 (being the last Business Day prior to the publication of this announcement); and

○	49.2 per cent. to the volume weighted average price per Spirent Share of 117.3 pence for the three-month period ended on 4 March 2024 (being the last Business Day prior to the publication of this announcement).

●	The Acquisition Price values the entire issued and to be issued ordinary share capital of Spirent at approximately £1,005 million, on a fully diluted basis.

●	In addition, Silver Lake is making a US$400 million long-term strategic investment in Viavi in connection with the Acquisition. Further details are set out in paragraph 13 of this announcement.

●	As part of the Acquisition, the boards of Viavi, Bidco and Spirent have agreed to the declaration and payment of the Permitted Dividend. The Permitted Dividend is intended and expected to be declared by the Spirent Board prior to the Effective Date and will be conditional upon, and only be payable if, the Scheme becomes Effective (or, if the Acquisition is implemented by way of a Takeover Offer, the Takeover Offer becomes or is declared unconditional) to Spirent Shareholders on the register of members at the Scheme Record Time (or, if the Acquisition is implemented by way of a Takeover Offer, on the register of members on the date on which the Takeover Offer becomes or is declared unconditional). The Permitted Dividend will be paid not more than 14 days after the Effective Date and in the manner to be specified in the Scheme Document. Further details are set out in paragraph 17 of this announcement.

●	Viavi, Bidco and Spirent have agreed that the Spirent Board may declare and pay the Permitted Dividend without any reduction to the Acquisition Price. If, on or after the date of this announcement and prior to the Effective Date, any dividend, distribution, or other return of value is declared, made, or paid or becomes payable by Spirent (other than the Permitted Dividend), Bidco reserves the right to reduce the Acquisition Price payable under the terms of the Acquisition for the Spirent Shares by an amount equal to the amount of any such dividend, distribution or other return of value. In such circumstances, the Spirent Shareholders shall be entitled to retain any such dividend, distribution, or other return of value declared, made, or paid.

●	The entitlement of Spirent ADR Holders to the Acquisition Price under the terms of the Acquisition in respect of the Spirent Shares underlying their Spirent ADRs will be determined in accordance with the terms of the Spirent ADR Programme Deposit Agreement.

●	The Acquisition is conditional on, amongst other things, the approval of Spirent Shareholders and the satisfaction of certain regulatory conditions.

Spirent recommendation

●	The Spirent Directors, who have been so advised by Rothschild & Co and UBS as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. In providing their financial advice to the Spirent Directors, Rothschild & Co and UBS have taken into account the commercial assessments of the Spirent Directors. Rothschild & Co and UBS are providing independent financial advice to the Spirent Directors for the purposes of Rule 3 of the Takeover Code.

●	Accordingly, the Spirent Directors intend to recommend unanimously that Spirent Shareholders vote in favour of the Scheme at the Court Meeting and the Special Resolution(s) to be proposed at the Spirent General Meeting (or, if the Acquisition is subsequently structured as a Takeover Offer, to accept any Takeover Offer made by Bidco), as the Spirent Directors have irrevocably undertaken to do in respect of their own beneficial holdings of 1,347,466 Spirent Shares representing, in aggregate, approximately 0.23 per cent. of the share capital of Spirent in issue on 4 March 2024 (being the last Business Day prior to publication of this announcement).

●	Further details of the irrevocable undertakings given by the Spirent Directors are set out in Appendix III to this announcement.

Background to and reasons for the Acquisition

●	The Viavi Group is a global leader in communications test and measurement and optical technologies.

●	Viavi has been following the Spirent Group for a number of years and has been impressed with the strategy employed by the Spirent Board and its management team in creating a well-balanced and diversified business with a global presence. Viavi views the Spirent Group as a provider of complementary products and services that address the test, assurance, and automation challenges of a new generation of technologies.

●	Based on discussions with Spirent’s senior management team, Viavi and Bidco believe there is a high degree of alignment between the Viavi Group’s and the Spirent Group’s internal cultural identities and a shared understanding of how people work together to execute the business strategies. Viavi intends to continue its strategy to empower employees to learn and develop their skills to accelerate their career and to attract best-in-class talent.

●	Viavi believes there is a compelling strategic and financial rationale for the Acquisition to create a leading provider in test, measurement and assurance solutions better able to serve customer needs. Spirent’s product offerings and technological assets are highly complementary and synergistic to Viavi’s existing portfolio, which will enable the Combined Group to deliver high-performance, integrated solutions for networking and mission critical applications, including 5G & 6G wireless infrastructure.

●	Viavi believes that it can better serve its customers by combining its product offerings with Spirent’s complementary product portfolio. Viavi also believes that Spirent’s existing business would benefit from the opportunity to market a broader product offering and range of services to existing and new customers.

●	By combining the Viavi Group and the Spirent Group, the Combined Group will be able to drive ongoing successful product development and create both immediate and sustainable strategic value.

Information on Viavi and Bidco

●	Bidco is a limited company registered in England and Wales and incorporated on 26 February 2024. Bidco is an indirect wholly owned subsidiary of Viavi. Bidco was formed for the purposes of the Acquisition and has not traded since its date of incorporation, nor has it entered into any obligations other than in connection with the Acquisition. Further details in relation to Bidco will be contained in the Scheme Document.

●	Viavi is the ultimate parent company of the Viavi Group, a global leader in communications test and measurement and optical technologies. The Viavi Group enables customer innovation in industries ranging from telecommunication networks, cloud, hyperscale and enterprise data centres to consumer electronics and mission-critical avionics, transportation, aerospace, and anti-counterfeiting systems.

●	The Viavi Group’s tools and intelligence help service providers, network equipment manufacturers (“NEMs”), and IT organisations build, test, certify, monitor, maintain, optimise, and troubleshoot complex physical and virtual networks.

●	As a global provider in advanced thin film coatings, the Viavi Group enables precision optical products, including security pigments, light shaping optics, and custom filter technology for commercial and government customers worldwide.

●	The Viavi Group has approximately 3,600 employees and serves a broad, global customer base, including América Móvil, AT&T Inc., Lumen Technologies, Inc. (formerly CenturyLink, Inc.), Cisco Systems, Inc., Nokia Corporation, British Telecom Openreach, Deutsche Telekom AG and Verizon Communications Inc.

●	Although the Viavi Group already had a UK presence, it increased its UK presence following its successful acquisition and integration of Cobham’s test and measurement business in 2018. Since then, the Viavi Group has continued to invest in its UK business, and currently has approximately 400 employees, including more than 200 focused on research and development and product development, based at three locations across the UK.

●	Viavi’s shares are publicly listed on NASDAQ with a current market capitalisation of approximately US$2.2 billion as at 4 March 2024 (being the last Business Day prior to publication of this announcement). For the financial year ended 1 July 2023, Viavi reported consolidated revenues of US$1,106 million (2022: US$1,292 million).

Information on Spirent

●	The Spirent Group is a leading global provider of automated test and assurance solutions for networks, cybersecurity, and positioning. The Spirent Group provides products, services and managed solutions that address the test, assurance and automation challenges of technologies, including 5G, software-defined wide area networks (“SD-WAN”), cloud, and autonomous vehicles.

●	Spirent’s international positioning, navigation and timing business also addresses the needs of customers in research and development, verification and integration testing, including the testing of hybrid positioning and sensor fusion under real-world conditions.

●	The Spirent Group’s strategy is built on three pillars: (i) customer-centricity; (ii) innovation for growth; and (iii) operational excellence. The Spirent Group is executing on this strategy to further develop its offerings into live networks, increasing its recurring revenue streams, and providing value-added services and solutions across the product portfolio.

●	The Spirent Group has approximately 1,500+ employees, and serves approximately 1,100 customers in over 50 countries. The Spirent Group is headquartered in Crawley, UK and has a presence in 10 additional locations including Holmdel New Jersey, Calabasas California, Paignton UK, Plano Texas, Honolulu Hawaii, Beijing China and Bangalore India.

●	For the financial year ended 31 December 2023, the Spirent Group generated revenue of US$474 million (2022: US$608 million), and adjusted operating profit of US$45 million (2022: US$130 million). The business performance is underpinned by a material order book, a strong balance sheet with a material cash balance and robust cash flows.

●	The Spirent Shares are listed on the premium segment of the Official List and to trading on the main market of the London Stock Exchange. Spirent also operates a Level I sponsored ADR programme for which The Bank of New York Mellon acts as Depositary (the “Spirent ADR Programme”). Each Spirent ADR represents four Spirent Shares. The Spirent ADRs trade in the US on the OTC Pink market.

Timetable and Conditions

●	It is intended that the Acquisition will be implemented by way of a Court-sanctioned scheme of arrangement between Spirent and Spirent Shareholders under Part 26 of the Companies Act (although Bidco reserves the right to effect the Acquisition by way of a Takeover Offer, subject to the terms of the Co-operation Agreement and the consent of the Panel).

●	The Acquisition is conditional on, among other things, the approval of the requisite majority of Spirent Shareholders at the Court Meeting and the Spirent General Meeting. In order to become Effective, the Scheme must be approved by a majority in number of the Spirent Shareholders voting at the Court Meeting, either in person or by proxy, representing at least 75 per cent. in value of the Spirent Shares voted at that meeting. In addition, the Special Resolution(s) to implement the Scheme must be passed by Spirent Shareholders representing at least 75 per cent. of votes cast at the Spirent General Meeting. Following the Court Meeting and the Spirent General Meeting, the Scheme must also be sanctioned by the Court before the Scheme becomes Effective.

●	The Acquisition is also subject to the Conditions and further terms set out in Appendix I to this announcement and to be set out in full in the Scheme Document. The Conditions include (amongst others) the receipt of relevant merger control and foreign investment clearances in the US, the UK, France and Germany.

●	Subject to the satisfaction or waiver (as applicable) of the Conditions, and certain terms and conditions set out in Appendix I to this announcement and to be set out in the Scheme Document, the Scheme is expected to become Effective (subject to the satisfaction, among other things, of certain regulatory conditions) during the second half of 2024. An expected timetable of principal events will be included in the Scheme Document.

●	The Scheme Document, containing further information about the Acquisition and notices of the Court Meeting and the Spirent General Meeting, together with the Forms of Proxy for use at the Court Meeting and the Spirent General Meeting, will be distributed to Spirent Shareholders as soon as reasonably practicable and in any event within 28 days of the date of this announcement (or such later date as Spirent, Bidco and the Panel may agree).

Commenting on the Acquisition, Sir Bill Thomas, Chairman of Spirent, said:

“Spirent is a business with a differentiated value proposition, diversified portfolio of technology solutions, deep customer relationships and talented people. Despite these strengths, we recognise that the Spirent Group has been operating against an increasingly challenging market backdrop.

Having considered in great detail the interests of all Spirent Shareholders and Spirent as a whole, the Spirent Board believes that this all-cash offer recognises the underlying value of Spirent. That is why we intend to unanimously recommend this cash offer, which not only represents an attractive outcome for our investors, but also provides a significant opportunity for employees, customers and other stakeholders through what is a highly strategic and highly complementary combination.

With its strong management team, global scale and the cultural alignment between our businesses we are confident that in the Viavi Group we have found the right owner to take Spirent on to the next phase of its growth story.”

Commenting on the Acquisition, Eric Updyke, Chief Executive Officer of Spirent, said:

“Spirent has undergone a period of significant transformation and growth over recent years and I am proud of the significant progress we have made, thanks to the efforts and commitment of our people. We have evolved our offering and routes to market to focus more on high-quality, high-growth, software-centric solutions and have become a mission critical partner to our customers in a more complex and digitised world.

More recently, however, we have endured significant challenges due to the macro backdrop and the impact of this on our core end markets. These conditions are likely to continue for some time.

Combining with the Viavi Group brings together a highly complementary product offering which can be marketed globally. It will enable Spirent to build on the strategic progress we have made to date, with a partner that has the scale and resources to capitalise on the long-term growth opportunities ahead. The combination of the Viavi Group and the Spirent Group creates a stronger business that will be better able to compete in what remains a challenging market environment and we are confident in the opportunities this will bring for many of our stakeholders.”

Commenting on the Acquisition, Oleg Khaykin, President and CEO of Viavi, said:

“Viavi is proud to help enable its global customers to pursue innovation across the wide range of industries it serves. Combining our leading communications test and measurement and optical technologies and Spirent’s high-performance testing and assurance solutions is expected to deliver enhanced product solutions and applications, accelerate growth in new markets and strengthen innovation through expanded engineering and design capabilities. Further, we are uniting two teams with a shared passion for developing compelling and cutting-edge offerings for customers and a commitment to technological excellence. We are confident that the highly complementary nature of this transaction will position us to capitalise on opportunities ahead to drive increased revenue growth and long-term value creation for all stakeholders. We are pleased to welcome a strategic, long-term investment from Silver Lake in connection with this Acquisition. Silver Lake has an outstanding track record of supporting leading technology companies through both organic growth investments and scale acquisitions.”

This summary should be read in conjunction with the full text of this announcement, including the Appendices. The Acquisition will be subject to the Conditions and further terms set out in Appendix I to this announcement and to the full terms and conditions which will be set out in the Scheme Document (or, if the Acquisition is subsequently structured as a Takeover Offer, in the Offer Document). Appendix II to this announcement contains the sources of information and bases of calculations of certain information contained in this summary and this announcement; Appendix III contains a summary of the irrevocable undertakings received in relation to this Acquisition; and Appendix IV contains definitions of certain expressions used in this summary and in this announcement.

Spirent has, immediately before the publication of this announcement, published its audited results for the financial year ended 31 December 2023. There will be a Spirent conference call for investors and analysts at 8.30 a.m. on 5 March 2024 which will be accessible via Spirent’s website at https://corporate.spirent.com. A copy of the Spirent FY23 results presentation will be available on Spirent’s website at https://corporate.spirent.com.

Enquiries:

Viavi Solutions Inc.	Tel: + 1 408 404 6305
Oleg Khaykin, President and Chief Executive Officer Ilan Daskal, Executive Vice President and Chief Financial Officer Kevin Siebert, Senior Vice President, General Counsel & Secretary

Qatalyst Partners (Lead Financial Adviser to Viavi and Bidco)	Tel: +44 (0)20 3700 8820
Jason DiLullo
Peter Spofforth
Milad Zarpak

Wells Fargo Securities (Financial Adviser to Viavi and Bidco)	Tel: +44 (0)20 3942 8000
Rob Engel
Mark Hutt Preeti Raghupathi

Spirent Communications plc	Tel: +44 (0)12 9376 7676
Eric Updyke, Chief Executive Officer Paula Bell, Chief Financial & Operations Officer Angus Iveson, Company Secretary & General Counsel

Rothschild & Co (Joint Lead Financial Adviser to Spirent)	Tel: +44 (0)20 7280 5000
Aadeesh Aggarwal Albrecht Stewen Mitul Manji

UBS (Joint Lead Financial Adviser and Corporate Broker to Spirent)	Tel: +44 (0)20 7567 8000
Craig Calvert Sandip Dhillon Josh Chauhan

Jefferies (Financial Adviser and Corporate Broker to Spirent)	Tel: +44 (0)20 7029 8000
Philip Yates Phil Berkowitz Ed Matthews

Prosek Partners (Public Relations Adviser to Viavi and Bidco)	Tel: +44 (0)777 3331 5890
Philip Walters (UK) Andy Merrill (US)	Tel: +1 917 622 1252

Dentons Global Advisers (Public Relations Adviser to Spirent)	Tel: +44 (0)20 7038 7419
James Melville-Ross Humza Vanderman Leah Dudley

Fried, Frank, Harris, Shriver & Jacobson LLP is retained as legal adviser to Viavi and Bidco.

Linklaters LLP is retained as legal adviser to Spirent.

This announcement contains inside information in relation to Spirent. The person responsible for arranging the release of this announcement on behalf of Spirent is Angus Iveson, Company Secretary & General Counsel.

Important Notices

Qatalyst Partners LP, which is authorised by the Securities and Exchange Commission and regulated by the Financial Industry Regulatory Authority and the Securities and Exchange Commission in the US, is acting exclusively as financial adviser to Viavi and Bidco and will not be responsible to anyone other than Viavi and Bidco for providing the protections afforded to its client, or for providing advice in relation to the matters set out in this announcement. No representation or warranty, express or implied, is made by Qatalyst Partners LP as to the contents of this announcement.

Wells Fargo Securities, LLC, a subsidiary of Wells Fargo & Company, which is authorised by the Securities and Exchange Commission and regulated by the Financial Industry Regulatory Authority and the Securities and Exchange Commission in the USA, is acting exclusively as financial adviser to Viavi and Bidco and will not be responsible to anyone other than Viavi and Bidco for providing the protections afforded to its client, or for providing advice in relation to the matters set out in this announcement.

N.M. Rothschild & Sons Limited (“Rothschild & Co”), which is authorised and regulated by the Financial Conduct Authority in the UK, is acting exclusively as financial adviser to Spirent and no one else in connection with the Acquisition and will not be responsible to anyone other than Spirent for providing the protections afforded to clients of Rothschild & Co nor for providing advice in connection with the Acquisition or any matter referred to herein. Neither Rothschild & Co nor any of its affiliates (nor their respective directors, officers, employees or agents) owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Rothschild & Co in connection with this announcement, any statement contained in this announcement, the acquisition of Spirent or otherwise. No representation or warranty, express or implied, is made by Rothschild & Co as to the contents of this announcement.

UBS AG London Branch (“UBS”) is authorised and regulated by the Financial Market Supervisory Authority in Switzerland. It is authorised by the Prudential Regulation Authority and subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority in the UK. UBS is acting exclusively as corporate broker and financial adviser to Spirent and no one else in connection with the Acquisition. In connection with such matters, UBS will not regard any other person as its client, nor will it be responsible to any other person for providing the protections afforded to its clients or for providing advice in relation to the Acquisition, the contents of this announcement or any other matter referred to herein.

Jefferies International Limited (“Jefferies”) is authorised and regulated in the UK by the Financial Conduct Authority. Jefferies is acting exclusively as financial adviser and corporate broker to Spirent and no one else in connection with the Acquisition and will not be responsible to anyone other than Spirent for providing the protections afforded to clients of Jefferies nor for providing advice in connection with the Acquisition or any matter referred to herein. Neither Jefferies nor any of its affiliates (nor their respective directors, officers, employees or agents) owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Jefferies in connection with this announcement, any statement contained in this announcement, the Acquisition or otherwise. No representation or warranty, express or implied, is made by Jefferies as to the contents of this announcement

This announcement is for information purposes only and is not intended to, and does not, constitute or form part of any offer to sell, or an invitation to purchase, any securities or the solicitation of an offer to buy any securities, or of any vote or any approval in any jurisdiction, pursuant to the Acquisition or otherwise.

The Acquisition shall be made solely by means of the Scheme Document (or, if the Acquisition is implemented by way of a Takeover Offer, the Offer Document to be published by Bidco) which, together with the Forms of Proxy (or forms of acceptance), shall contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Acquisition. Any decision or vote in respect of, or acceptance of, the Acquisition should be made only on the basis of the information contained in the Scheme Document (or, if the Acquisition is implemented by way of a Takeover Offer, the Offer Document).

This announcement is not an advertisement and does not constitute a prospectus or prospectus equivalent document.

This announcement has been prepared for the purpose of complying with English law and the Takeover Code. The information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions other than England and Wales.

Spirent will prepare the Scheme Document to be distributed to Spirent Shareholders. Spirent, Viavi and Bidco urge Spirent Shareholders to read the Scheme Document when it becomes available because it will contain important information relating to the Acquisition.

Overseas Shareholders

The release, publication, or distribution of this announcement in or into certain jurisdictions other than the UK may be restricted by law. Persons who are not resident in the UK or who are subject to other jurisdictions should inform themselves of, and observe, any applicable requirements.

Unless otherwise determined by Bidco or required by the Takeover Code, and permitted by applicable law and regulation, the Acquisition shall not be made available, directly or indirectly, in, into, or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may vote in favour of the Acquisition by any such use, means, instrumentality or form within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction. Accordingly, copies of this announcement and all documents relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed, or sent in, into, or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction, and persons receiving this announcement and all documents relating to the Acquisition (including custodians, nominees, and trustees) must not mail or otherwise distribute or send them in, into, or from such jurisdictions where to do so would violate the laws in that jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Acquisition disclaim any responsibility or liability for the violation of such restrictions by any person.

The availability of the Acquisition to Spirent Shareholders who are not resident in the UK may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not resident in the UK should inform themselves of, and observe, any applicable requirements.

The Acquisition shall be subject to the applicable requirements of English law, the Takeover Code, the Panel, the London Stock Exchange, and the Financial Conduct Authority.

Additional Information for US Investors

The Acquisition relates to shares of a UK company and is proposed to be effected by means of a scheme of arrangement under the laws of England and Wales. A transaction effected by means of a scheme of arrangement is not subject to the tender offer rules or the proxy solicitation rules under the US Exchange Act.

Accordingly, the Acquisition is subject to the disclosure and procedural requirements applicable in the UK to schemes of arrangement which differ from the disclosure requirements of US tender offer and proxy solicitation rules.

Neither the US Securities and Exchange Commission nor any US state securities commission has approved or disapproved or passed judgment upon the fairness or the merits of the Acquisition or determined if this announcement is adequate, accurate or complete. Any representation to the contrary is a criminal offence in the US.

However, if Bidco were to elect to implement the Acquisition by means of a Takeover Offer, such Takeover Offer would in addition need to be made in compliance with any applicable US laws and regulations, including any applicable exemptions under the US Exchange Act. Such a takeover would be made in the US by Bidco and no one else.

In the event that the Acquisition is implemented by way of a Takeover Offer, in accordance with normal UK practice and pursuant to Rule 14e-5(b) of the US Exchange Act, Bidco or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, shares or other securities of Spirent outside the US, other than pursuant to such Takeover Offer, during the period in which such Takeover Offer would remain open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases or arrangements to purchase shall be disclosed as required in the UK, shall be reported to a Regulatory Information Service and shall be available on the London Stock Exchange website at www.londonstockexchange.com.

In accordance with normal UK practice, Viavi, Bidco, or their nominees or brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, shares or other securities of Spirent, other than pursuant to the Acquisition, until the date on which the Acquisition and/or Scheme becomes effective, lapses or is otherwise withdrawn. If such purchases or arrangements to purchase were to be made, they would occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases or arrangements to purchase will be disclosed as required in the UK, will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com.

The receipt of consideration by a US shareholder or holder of Spirent ADRs pursuant to the Scheme will likely be a taxable transaction for US federal income tax purposes. Each Spirent Shareholder and Spirent ADR Holder is urged to consult their independent professional adviser immediately regarding the tax consequences of the Acquisition applicable to them, including under applicable US state and local, as well as overseas and other, tax laws.

Financial information relating to Spirent included in this announcement and the Scheme Document (or, if applicable, the Offer Document) has been or shall have been prepared in accordance with accounting standards applicable in the UK and may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the US.

Bidco and Spirent are organised under the laws of England and Wales. Some or all of the officers and directors of Bidco and Spirent, respectively, are residents of countries other than the US. In addition, most of the assets of Bidco and Spirent are located outside the US. As a result, it may be difficult for US shareholders of Spirent and Spirent ADR Holders to effect service of process within the US upon Bidco or Spirent or their respective officers or directors or to enforce against them a judgment of a US court predicated upon the federal or state securities laws of the US.

Forward-Looking Statements

This announcement (including information incorporated by reference in this announcement), oral statements made regarding the Acquisition, and other information published by Spirent, any member of the Spirent Group, Viavi, Bidco, or any member of the Viavi Group, contain statements which are, or may be deemed to be, “forward-looking statements”. Such forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and on numerous assumptions regarding the business strategies and the environment in which Spirent, any member of the Spirent Group, Viavi, Bidco, any member of the Viavi Group, or any member of the Combined Group shall operate in the future and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements.

The forward-looking statements contained in this announcement may relate to Spirent, any member of the Spirent Group, Viavi, Bidco, any member of the Viavi Group, or any member of the Combined Group’s future prospects, developments and business strategies, the expected timing and scope of the Acquisition and other statements other than historical facts. In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes”, “estimates”, “will look to”, “would look to”, “plans”, “prepares”, “anticipates”, “expects”, “is expected to”, “is subject to”, “budget”, “scheduled”, “forecasts”, “synergy”, “strategy”, “goal”, “cost-saving”, “projects” “intends”, “assumes”, “may”, “will”, “shall” or “should” or their negatives or other variations or comparable terminology. Forward-looking statements may include statements relating to the following: (i) future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, dividend policy, losses and future prospects; (ii) business and management strategies and the expansion and growth of Spirent, any member of the Spirent Group, Viavi, Bidco, any member of the Viavi Group, or any member of the Combined Group’s operations and potential synergies resulting from the Acquisition; and (iii) the effects of global economic conditions and governmental regulation on Spirent, any member of the Spirent Group, Viavi, Bidco, any member of the Viavi Group, or any member of the Combined Group’s business.

By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that shall occur in the future. These events and circumstances include changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or disposals. If any one or more of these risks or uncertainties materialise or if any one or more of the assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. Such forward-looking statements should, therefore, be construed in light of such factors.

None of Spirent, any member of the Spirent Group, Viavi, Bidco, nor any member of the Viavi Group, nor any member of the Combined Group, nor any of their respective associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this announcement shall actually occur. Given these risks and uncertainties, potential investors should not place any reliance on forward-looking statements.

Specifically, statements of estimated cost savings and synergies relate to future actions and circumstances which, by their nature, involve risks, uncertainties, and contingencies. As a result, the cost savings and synergies referred to may not be achieved, may be achieved later or sooner than estimated, or those achieved could be materially different from those estimated. Due to the scale of the Combined Group, there may be additional changes to the Combined Group’s operations. As a result, and given the fact that the changes relate to the future, the resulting cost synergies may be materially greater or less than those estimated.

The forward-looking statements speak only at the date of this announcement. All subsequent oral or written forward-looking statements attributable to Spirent, any member of the Spirent Group, Viavi, Bidco, or any member of the Viavi Group, or any member of the Combined Group, or any of their respective associates, directors, officers, employees, or advisers, are expressly qualified in their entirety by the cautionary statement above.

Spirent, any member of the Spirent Group, Viavi, Bidco, any member of the Viavi Group and any member of the Combined Group expressly disclaim any obligation to update such statements other than as required by law or by the rules of any competent regulatory authority, whether as a result of new information, future events, or otherwise.

No Profit Forecasts or Estimates

No statement in this announcement is intended as a profit forecast or estimate for any period and no statement in this announcement should be interpreted to mean that earnings or earnings per share for Viavi or Spirent, as appropriate, for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for Viavi or Spirent, as appropriate.

Disclosure Requirements of the Takeover Code

Under Rule 8.3(a) of the Takeover Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th business day following the commencement of the Offer Period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Takeover Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, then they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made, can be found in the Disclosure Table on the Panel’s website at http://www.thetakeoverpanel.org.uk/, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, then you should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129.

Electronic Communications

Please be aware that addresses, electronic addresses, and certain information provided by Spirent Shareholders, persons with information rights, and other relevant persons for the receipt of communications from Spirent may be provided to Viavi and/or Bidco during the Offer Period as required under Section 4 of Appendix 4 of the Takeover Code to comply with Rule 2.11(c) of the Takeover Code.

Publication on Website and Availability of Hard Copies

A copy of this announcement shall be made available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on Spirent’s and Viavi’s websites at https://corporate.spirent.com and https://investor.viavisolutions.com/overview/default.aspx by no later than 12 noon (London time) on the business day following the date of this announcement. For the avoidance of doubt, the contents of the websites referred to in this announcement are not incorporated into and do not form part of this announcement.

Spirent Shareholders may request a hard copy of this announcement by contacting Equiniti Limited by: (i) submitting a request in writing to Equiniti at Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA, UK; or (ii) contacting Equiniti between 8:30 a.m. and 5:30 p.m. (UK time), Monday to Friday (excluding English and Welsh public holidays), on +44 (0) 333 207 6530 (calls from outside the UK will be charged at the applicable international rate and you should use the country code when calling from outside the UK) -– calls may be recorded and monitored for training and security purposes. You must provide your full name and the full address to which the hard copy may be sent. Shareholders may also request that all future documents, announcements and information to be sent to you in relation to the Acquisition should be in hard copy form.

If you are in any doubt about the contents of this announcement or the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor or accountant, or from an independent financial adviser duly authorised under the Finance Services and Markets Act 2000 (as amended).

Rounding

Certain figures included in this announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Rule 2.9 Disclosure

In accordance with Rule 2.9 of the Takeover Code, Spirent confirms that as at the date of this announcement, it has in issue and admitted to trading on the main market of the London Stock Exchange 578,646,363 Spirent Shares of 3 & 1/3 pence each. There are no Spirent Shares held in treasury. The International Securities Identification Number (ISIN) of the Spirent Shares is GB0004726096. Spirent’s Legal Entity Identifier is 213800HKCUNWP1916L38.

Spirent has a Level I sponsored ADR programme for which The Bank of New York Mellon acts as Depositary. One ADR represents four Spirent Shares. The Spirent ADRs trade in the US on the OTC Pink market. The trading symbol for these securities is SPMYY, the CUSIP number is 84856M209 and the ISIN is US84856M2098.

NOT FOR RELEASE, PUBLICATION, OR DISTRIBUTION IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY IN, INTO, OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OR REGULATIONS OF SUCH JURISDICTION

THIS ANNOUNCEMENT CONTAINS INSIDE INFORMATION

FOR IMMEDIATE RELEASE

5 March 2024

RECOMMENDED CASH ACQUISITION

of

Spirent Communications plc (“Spirent”)
by

Viavi Solutions Acquisitions Limited (“Bidco”)

(a company indirectly owned by Viavi Solutions Inc. (“Viavi”))

to be effected by means of a scheme of arrangement

under Part 26 of the Companies Act 2006

1	Introduction

The boards of Viavi, Bidco, and Spirent are pleased to announce that they have reached agreement on the terms of a recommended cash acquisition of the entire issued and to be issued ordinary share capital of Spirent by Bidco. It is intended that the Acquisition be effected by means of a scheme of arrangement under Part 26 of the Companies Act (the “Scheme” or “Scheme of Arrangement”).

2	The Acquisition

Under the terms of the Acquisition, which shall be subject to the Conditions and further terms set out in Appendix I to this announcement and to be set out in the Scheme Document, Spirent Shareholders who are on the register of members of Spirent at the Scheme Record Time shall be entitled to receive:

175 pence for each Spirent Share held (the “Acquisition Value”).

The Acquisition Value comprises for each Spirent Share:

●	172.5 pence in cash (the “Acquisition Price”); and

●	a special dividend of 2.5 pence per Spirent Share, in lieu of any final dividend for the year ended 31 December 2023 (the “Permitted Dividend”).

The Acquisition Value represents a premium of approximately:

●	61.4 per cent. to the Closing Price per Spirent Share of 108.4 pence on 4 March 2024 (being the last Business Day prior to the publication of this announcement);

●	55.5 per cent. to the volume weighted average price per Spirent Share of 112.5 pence for the one-month period ended on 4 March 2024 (being the last Business Day prior to the publication of this announcement); and

●	49.2 per cent. to the volume weighted average price per Spirent Share of 117.3 pence for the three-month period ended on 4 March 2024 (being the last Business Day prior to the publication of this announcement).

The Acquisition Price values the entire issued and to be issued ordinary share capital of Spirent at approximately £1,005 million, on a fully diluted basis.

In addition, Silver Lake is making a US$400 million long-term strategic investment in Viavi in connection with the Acquisition. Further details are set out in paragraph 13 of this announcement.

As part of the Acquisition, the boards of Viavi, Bidco and Spirent have agreed to the declaration and payment of the Permitted Dividend. The Permitted Dividend is intended and expected to be declared by the Spirent Board prior to the Effective Date and will be conditional upon, and only be payable if, the Scheme becomes Effective (or, if the Acquisition is implemented by way of a Takeover Offer, the Takeover Offer becomes or is declared unconditional) to Spirent Shareholders on the register of members at the Scheme Record Time (or, if the Acquisition is implemented by way of Takeover Offer, on the register of members on the date on which the Takeover Offer becomes or is declared unconditional). The Permitted Dividend will be paid not more than 14 days after the Effective Date and in the manner to be specified in the Scheme Document. Further details are set out in paragraph 17 of this announcement.

Viavi, Bidco and Spirent have agreed that the Spirent Board may declare and pay the Permitted Dividend without any reduction in the Acquisition Price. If, on or after the date of this announcement and prior to the Effective Date, any dividend, distribution, or other return of value is declared, made, or paid or becomes payable by Spirent (other than the Permitted Dividend), Bidco reserves the right to reduce the Acquisition Price payable under the terms of the Acquisition for the Spirent Shares by an amount equal to the amount of any such dividend, distribution or other return of value. In such circumstances, the Spirent Shareholders shall be entitled to retain any such dividend, distribution, or other return of value declared, made, or paid.

The Acquisition is conditional on, amongst other things, the approval of Spirent Shareholders and the satisfaction of certain regulatory conditions.

It is expected that the Scheme Document will be published as soon as reasonably practicable and in any event within 28 days of this announcement or such later date as Spirent, Bidco and the Panel agree, and that the Court Meeting and the Spirent General Meeting will be held as soon as practicable thereafter. It is expected that the Scheme will become Effective (subject to the satisfaction, among other things, of certain regulatory conditions) during the second half of 2024. The Scheme Document and Forms of Proxy will be made available to Spirent Shareholders at no charge to them.

3	Background to and Reasons for the Acquisition

The Viavi Group is a global leader in communications test and measurement and optical technologies and has a history of successfully executing and integrating acquisitions.

Viavi has been following the Spirent Group for a number of years and has been impressed with the strategy employed by the Spirent Board and its management team in creating a well-balanced and diversified business with a global presence. Viavi views the Spirent Group as a provider of complementary products and services that address the test, assurance and automation challenges of a new generation of technologies.

Based on discussions with Spirent’s senior management team, Viavi and Bidco believe there is a high degree of alignment between the Viavi Group’s and the Spirent Group’s internal cultural identities and a shared understanding of how people work together to execute the business strategies. Viavi intends to continue its strategy to empower employees to learn and develop their skills to accelerate their career and to attract best-in-class talent.

Viavi and Bidco believe there is a compelling strategic and financial rationale for the Acquisition to create a leading provider in the product and increasingly solutions-based test, measurement and assurance markets. The need for a trusted test, measurement and assurance partner is growing as existing and new customers increasingly move to automation. The Spirent Group’s product offerings and technological assets are highly complementary and synergistic to the Viavi Group’s existing portfolio, and will enable the Combined Group to deliver high-performance, integrated solutions for networking and mission critical applications, including 5G & 6G wireless infrastructure. Increasingly, the Viavi Group’s customers are looking for competitive point products combined with open standards to provide increased flexibility. This flexibility allows products to be dynamically integrated for certain use-cases, and enables products to be used in existing markets as well as to diversify into new markets and verticals.

Viavi and Bidco believe that they can better serve the Viavi Group’s customers by combining its product offerings with Spirent Group’s complementary product portfolio. Viavi and Bidco also believe that the Spirent Group’s existing business would benefit from the opportunity to market a broader product offering and range of services to existing and new customers.

Viavi and Bidco value the investment that the Spirent Group has made in its technology and the infrastructure and expertise within the Spirent Group and believes the Combined Group will drive ongoing successful product development (in particular with regard to artificial intelligence and machine learning, security, cloud-native architecture and automation) as well as generate improved cost-performance and “lab-to-live” production deployment. In addition, Viavi and Bidco believe that the Acquisition will create new market opportunities for increased investment and partnership in specific high growth areas, including, amongst others, segment diversification, which would be challenging to achieve on a standalone basis. Viavi and Bidco are of the view that the Acquisition can therefore create both immediate and sustainable strategic value.

In particular, Viavi and Bidco believe the Acquisition will:

Create a leading provider of test, assurance, and security solutions for research and development labs, service providers, data centers, and mission critical infrastructure

The Spirent Group has a differentiated portfolio of high-performance automated testing and assurance solutions for networks, security and positioning, decades of experience in developing leading-edge solutions for the world’s largest customers, as well as expertise in developing automated testing and assurance software solutions for laboratory applications. The Viavi Group is a global provider of telecommunications test, monitoring and assurance solutions that help service providers, NEMs and IT organisations build, test, certify, monitor, maintain, optimise, and troubleshoot complex physical and virtual networks, as well as being a leading provider in developing precision optical products and technologies for commercial and government customers worldwide. Merging the highly complementary product portfolios and services will enable the Combined Group to deliver solutions for various markets and applications.

Provide diversification and accelerated growth in attractive, adjacent market verticals

The combination of the Viavi Group’s and the Spirent Group’s current and future product offerings will position the Combined Group to bring to market innovative solutions across high-growth cloud service providers, enterprise/IT networks, 5G private networks, 6G+, positioning, navigation and timing verticals.

Achieve greater engineering, research and development and design capabilities to accelerate new technology development and product innovation

Viavi and Bidco believe that building on the combined expertise of the engineering, research and development and design teams of both the Viavi Group and the Spirent Group will result in greater engineering, research and development and design capabilities to accelerate new technology development and product innovation, in particular with regard to artificial intelligence and machine learning, security, cloud-native architecture and automation.

Further, the Combined Group will benefit from additional financial and operational resources to continue its leadership in research & development to deliver new products to new verticals to help customers solve their most difficult challenges.

Achieve greater operating leverage and generate cost synergies

Given the complementary nature of both the Viavi Group and the Spirent Group, Viavi and Bidco believe that the Acquisition will create new market opportunities.

Based on the preliminary analysis to identify potential operational efficiencies and relying principally on Viavi’s understanding of the market and experience in conducting and integrating previous acquisitions, Viavi and Bidco anticipate annual run-rate cost synergies of up to US$75 million approximately two years after Completion. Due to Spirent’s and Viavi’s highly complementary technologies, Viavi anticipates the cost efficiencies to be achieved outside of the Combined Group’s research and development function, primarily through improvements to the Combined Group’s operations, the rationalisation of design resources as well as in relation to engineering tools and licences, “go-to-market” resources, budgets and within the supply chain. In addition, Viavi and Bidco anticipate that cost synergies will be achieved through the elimination or reduction of functions and expenses which have historically been related to Spirent’s status as a listed company that will no longer be required due to Spirent ceasing to be a listed company. Further, based on the preliminary analysis carried out to date, Viavi anticipates using its US net operating losses to lower the Combined Group’s blended non-GAAP tax rate from Completion.

The Acquisition is expected to be accretive to non-GAAP earnings per share (EPS) within two years of the Effective Date. Viavi will prioritise debt paydown utilising free cash flow generation following Completion to lower leverage ratios of the Combined Group to less than 4.0x gross and 3.0x net over the long term.

4	Recommendation

The Spirent Directors, who have been so advised by Rothschild & Co and UBS as to the financial terms of the Acquisition, consider the terms of the Acquisition to be fair and reasonable. In providing their financial advice to the Spirent Directors, Rothschild & Co and UBS have taken into account the commercial assessments of the Spirent Directors. Rothschild & Co and UBS are providing independent financial advice to the Spirent Directors for the purposes of Rule 3 of the Takeover Code.

Accordingly, the Spirent Directors intend to recommend unanimously that Spirent Shareholders vote in favour of the Scheme at the Court Meeting and the Special Resolution(s) to be proposed at the Spirent General Meeting (or, if the Acquisition is subsequently structured as a Takeover Offer, to accept any Takeover Offer made by Bidco), and the Spirent Directors have irrevocably undertaken to do so in respect of their own beneficial holdings of 1,347,466 Spirent Shares representing, in aggregate, approximately 0.23 per cent. of the share capital of Spirent in issue on 4 March 2024 (being the last Business Day prior to publication of this announcement).

Further details of these irrevocable undertakings are set out in Appendix III to this announcement.

5	Background to and Reasons for the Recommendation

The Spirent Group delivered robust financial and operational performance in the years up to and including 2022. However, as has been widely recognised, the performance in 2023 was impacted by significant challenges to the telecoms sector with a number of the Spirent Group’s customers curtailing their expenditure and technology investments in response to broader macroeconomic conditions. This materially reduced full year revenue in 2023 and, due to the negative operating leverage impact, significantly reduced the profitability of the business.

Whilst the Spirent Group has continued to invest in its established business to ensure that it is able to benefit from any recovery in the sector, the Spirent Group has more recently accelerated its focus on other verticals such as its positioning business and in hyperscalers. However, this is not likely to drive material growth in the short-to-medium term.

The Spirent Directors believe that the Spirent Group’s prospects are fully recognised in the value of the Acquisition. In assessing the Acquisition, the Spirent Directors recognise the ongoing challenges facing the telecoms market which are expected to last through 2024 and, potentially, into 2025, and the impact these will have on customer spend and decision making. Continuing investment to protect research and development leadership positions is critical, but reduces the opportunity for further material cost saving initiatives, other than those already completed or being implemented.

Looking forward, the Spirent Group’s reduced size and scale, lack of visibility on the timing of resumption of customer spending, and ongoing cost inflation, create an uncertain outlook with limited visibility around the ability of the business to return to 2022 levels of revenue and profitability in the short to medium term. As a result, the Acquisition represents a compelling opportunity for Spirent Shareholders to accelerate and de-risk the potential future value creation, and realise an immediate and certain cash exit for their investment at a significant premium to the prevailing share price.

In considering the financial terms of the Acquisition, the Spirent Directors have taken into account a number of factors, including:

●	the Spirent Directors believe that the Acquisition fairly reflects the Spirent Group’s positioning as a trusted partner in the global telecoms and technology space and offers the opportunity to create a new leading presence in the industry;

●	the Acquisition provides Spirent Shareholders with an opportunity to realise immediate and certain value without being exposed to the inherent risks of an uncertain macro-economic and market backdrop, with material uncertainty around the timing of an improvement to market conditions;

●	the Acquisition represents an attractive EV/EBIT multiple of 26.7 times the Spirent Group’s FY2023A adjusted operating profit of US$45 million, and a price-to-earnings multiple of 29.0 times Spirent’s FY2023A adjusted earnings per share of 7.55 US cents; and

●	the Acquisition Value represents a premium of:

●	61.4 per cent. to the Closing Price of 108.4 pence per Spirent Share on 4 March 2024 (being the last Business Day prior to the publication of this announcement;

●	55.5 per cent. to the volume weighted average price of 112.5 pence per Spirent Share in the one-month period ended on 4 March 2024 (being the last Business Day prior to the publication of this announcement); and

●	49.2 per cent. to the volume weighted average price of 117.3 pence per Spirent Share in the three-month period ended on 4 March 2024 (being the last Business Day prior to the publication of this announcement).

As a result, after careful consideration of the value and deliverability of the Acquisition, the Spirent Directors believe that the Acquisition represents a compelling proposition for Spirent Shareholders to accelerate and de-risk the potential future value creation, and realise an immediate and certain cash exit for their investment at a significant premium to the prevailing share price. In addition, the Spirent Directors have also spent considerable time reviewing Viavi and Bidco’s intentions regarding the conduct of the Spirent Group’s business under their ownership, including the potential impact of Viavi’s ownership on the interests of its other stakeholders including the Spirent Group’s employees and members of Spirent’s pension plans, and are confident that Viavi’s stakeholder commitments will protect stakeholder interests appropriately.

Accordingly, the Spirent Directors intend to recommend unanimously the Acquisition to Spirent Shareholders.

6	Spirent’s views on the Combined Group

The Combined Group will be better placed to overcome the market challenges than the Spirent Group is on a standalone basis, and provides an opportunity to accelerate the Spirent Group’s strategy and vision, as well as creating the ability to improve research and development in the industry.

The Spirent Directors believe that combining with the Viavi Group will create a leading provider in test, measurement and assurance solutions better able to serve customer needs, with increased resources and a combined complementary product offering. The Spirent Directors also consider that the Acquisition provides an exciting opportunity to better serve customers by increasing, through the Combined Group, their ability to deal with the complexity customers are seeing in today’s world with the Combined Group’s added capabilities, operational and financial power, and investment in research and development. In particular:

●	increased capabilities: through its increased capabilities, the Combined Group gains increased access to a wider range of products, solutions and services from a larger pool of talent, which the Spirent Directors expect to be delivered through the Acquisition, particularly given the current challenges in the telecoms sector due to the macroeconomic environment and the fact that the Spirent Group’s continued investment in established businesses has led to negative operating leverage impact and significantly reduced profitability;

●	highly complementary products and services in our customer bases: the limited cross over in terms of the Spirent Group’s and the Viavi Group’s current product and service offerings presents an opportunity to provide complementary products and services to current and new customers with broader “go-to-market” opportunities, in particular with respect to the combined businesses of test and assurance, positioning, enterprise and communications. For example, in infrastructure testing, the Viavi Group and the Spirent Group sales are primarily in different tests, and in mobile communications and assurance networks the Viavi Group and the Spirent Group have different focuses. In addition, the Spirent Group will bring its presence in positioning to the Combined Group and the Viavi Group will bring its presence in optical scanners, offering additional opportunity to market new products and services to the Combined Group’s customers;

●	broader customer base: the Spirent Group is aware of its customers’ desire for broader solutions to address their business problems, and the Acquisition will provide the opportunity to sell Spirent’s products and services to a broader customer base, particularly in respect of the telecoms industry and enterprise customers. The Spirent Board is also confident that the Viavi Group shares the Spirent Group’s commitment to outstanding customer service; and

●	research and development: the Spirent Group and the Viavi Group together have had significant combined research and development investment. The Spirent Group has invested heavily in research and development in recent years and the combination of the Spirent Group’s research and development functions with the Viavi Group’s will enhance financial and operational resources to further develop a leading position in this area.

7	Information on Viavi and Bidco

Bidco

Bidco is a limited company registered in England and Wales and incorporated on 26 February 2024. Bidco is an indirect wholly owned subsidiary of Viavi. Bidco was formed for the purposes of the Acquisition and has not traded since its date of incorporation, nor has it entered into any obligations other than in connection with the Acquisition. Further details in relation to Bidco will be contained in the Scheme Document.

Viavi

Viavi is the ultimate parent company of the Viavi Group, a global leader in communications test and measurement and optical technologies. The Viavi Group enables customer innovation in industries ranging from telecommunication networks, cloud, hyperscale and enterprise data centres to consumer electronics and mission-critical avionics, transportation, aerospace, and anti-counterfeiting systems.

The Viavi Group’s tools and intelligence help service providers, NEMs, and IT organisations build, test, certify, monitor, maintain, optimise, and troubleshoot complex physical and virtual networks.

As a global provider in advanced thin film coatings, the Viavi Group enables precision optical products, including security pigments, light shaping optics, and custom filter technology for commercial and government customers worldwide.

The Viavi Group has approximately 3,600 employees and serves a broad, global customer base, including América Móvil, AT&T Inc., Lumen Technologies, Inc. (formerly CenturyLink, Inc.), Cisco Systems, Inc., Nokia Corporation, British Telecom Openreach, Deutsche Telekom AG and Verizon Communications Inc.

Although the Viavi Group already had a UK presence, it increased its UK presence following its successful acquisition and integration of Cobham’s test and measurement business in 2018. Since then, the Viavi Group has continued to invest in its UK business, and currently has approximately 400 employees, including more than 200 focused on research and development and product development, based at three locations across the UK.

Viavi’s shares are publicly listed on NASDAQ with a current market capitalisation of approximately US$2.2 billion as at 4 March 2024 (being the last Business Day prior to publication of this announcement). For the financial year ended 1 July 2023, Viavi reported consolidated revenues of US$1,106 million (2022: US$1,292 million).

8	Information on Spirent

The Spirent Group is a global provider of automated test and assurance solutions for networks, cybersecurity, and positioning. The Spirent Group provides products, services and managed solutions that address the test, assurance and automation challenges of technologies, including 5G, SD-WAN, cloud, and autonomous vehicles.

Spirent’s international positioning, navigation and timing business also addresses the needs of customers in research and development, verification and integration testing, including the testing of hybrid positioning and sensor fusion under real-world conditions.

The Spirent Group’s strategy is built on three pillars: (i) customer-centricity; (ii) innovation for growth; and (iii) operational excellence. The Spirent Group is executing on this strategy to further develop its offerings into live networks, increasing its recurring revenue streams, and providing value-added services and solutions across the product portfolio.

The Spirent Group has approximately 1,500+ employees, and serves approximately 1,100 customers in over 50 countries. The Spirent Group is headquartered in Crawley, UK and has a presence in 10 additional locations including Holmdel New Jersey, Calabasas California, Paignton UK, Plano Texas, Honolulu Hawaii, Beijing China and Bangalore India.

For the financial year ended 31 December 2023, the Spirent Group generated revenue of US$474 million (2022: US$608 million), and adjusted operating profit of US$45 million (2022: US$130 million). The business performance is underpinned by a material order book, a strong balance sheet with a material cash balance and robust cash flows.

Spirent is a public limited company registered in England and Wales. The Spirent Shares are listed on the premium segment of the Official List and to trading on the main market of the London Stock Exchange. Spirent also operates the Spirent ADR Programme for which The Bank of New York Mellon acts as Depositary. Each Spirent ADR represents four Spirent Shares. The Spirent ADRs trade in the US on the OTC Pink market.

9	Spirent Current Trading

Spirent has today published its audited final results for the year ended 31 December 2023 (the “Spirent Results”). A copy of the Spirent Results will be made available on Spirent’s website at https://corporate.spirent.com/investors/results.

10	Directors, Management, Employees, Pensions, Research and Development, and Locations

Viavi’s strategic plans and intentions with regard to Spirent’s business

As part of its long-term global strategy, Viavi and Bidco intend to build Spirent’s expertise in designing automated testing and assurance solutions for networks, security and positioning and its strong customer relationships into centres of excellence of the Combined Group, focused on innovation and development.

Viavi believes that, due to the complementary nature of their respective businesses, there is a strong strategic fit between the Spirent Group’s business and the Viavi Group’s business. The Spirent Group’s product offerings and technological assets are highly complementary to the Viavi Group’s existing portfolio and the product diversity of the combined portfolios will enable the Combined Group to deliver better and more comprehensive solutions for various customers.

Viavi and Bidco believe that the Viavi Group can better serve its customers by combining its product offerings with the Spirent Group’s complementary product portfolio. The Viavi Group also believes that the Spirent Group’s existing business would benefit from the opportunity to market a broader product offering and range of services to existing and new customers.

Prior to this announcement, consistent with market practice, Viavi and Bidco have been granted access to the Spirent Group’s senior management team for the purpose of undertaking confirmatory due diligence into the Spirent Group’s business and operations as well as for the purposes of the potential synergy and cost savings analysis as described in paragraph 3. This has enabled Viavi and Bidco to develop a preliminary strategy for the combined business as well as a preliminary assessment of potential synergy and cost saving opportunities for the Acquisition based on such information (as well as on its own outside-in perspectives). However, Viavi and Bidco have not yet had access to sufficiently detailed information to formulate detailed plans or intentions regarding the impact of the Acquisition on the Spirent Group and this review will remain ongoing in the period to Completion.

Upon Completion, Viavi and Bidco intend to work with the Spirent Group’s leadership team to complete a full evaluation of the operations of the Spirent Group in order to confirm their assessment (the “Post-Completion Review”). The scope of the Post-Completion Review will include:

●	a review of the existing and future potential strategy of the Spirent Group, its markets, customers, product offerings, potential liability risks and specific contracts;

●	an assessment of how Spirent’s complementary business, product offerings and technologies can be integrated within the Viavi business most effectively and efficiently;

●	potential business expansion opportunities, including by application, customer, region and channels;

●	establishment of preliminary plans for joint development programs;

●	a review of the Combined Group’s supply chain;

●	a detailed analysis of property, product roadmaps, and functions between Spirent and Viavi;

●	a framework and plan for how the Spirent Group’s people will be successfully integrated into the Combined Group’s wider platform (and in particular, within the Viavi Group’s existing UK business);

●	a review of the Spirent Group’s product development and research and development functions, as described in further detail below;

●	any organisation and/or structural changes that should be implemented so as to benefit the Combined Group; and

●	determining how best to position the Combined Group as a leading provider in the test, measurement and assurance industry.

Viavi expects to substantially complete the Post-Completion Review within twelve months of Completion. As noted in paragraph 3 above, Viavi anticipates that the anticipated run-rate cost synergies will be realised in approximately two years after Completion.

UK strategic capability and commitment

Viavi and Bidco recognise the important role that the Spirent Group plays, both as a leading high-tech UK business and in supporting the UK’s strategic capabilities. Under its ownership, Viavi and Bidco intend for the Viavi Group to be a responsible steward of the Spirent Group’s business and will continue to demonstrate a commitment to supporting the success of Spirent, in the UK and abroad.

Viavi and Bidco intend to ensure that the Combined Group will continue to meet the contractual obligations of the Spirent Group in respect of goods and services supplied to or for the benefit of HM Government.

Research and development

Viavi and Bidco value the investment that the Spirent Group has made in its technology and the infrastructure and expertise within the Spirent Group and believes that research and development is important for the long-term success of the Combined Group.

As noted in paragraph 7, the Viavi Group increased its UK presence by successfully acquiring and integrating Cobham’s test and measurement business in 2018. Since then, the Viavi Group has continued to invest in its UK business, including both research and development and other corporate functions, and currently has approximately 400 employees, including more than 200 focused on research and development and product development, based at three locations across the UK.

The Viavi Group intends to continue to invest in research and development following Completion in order to drive new and ongoing successful technology development and product innovation in particular with regard to artificial intelligence and machine learning, security, cloud-native architecture and automation. While these general areas of focus for development and innovation have been identified based on the work undertaken by Viavi and Bidco to date, the specific areas where further research and development investment is required have not. Viavi and Bidco will perform a full review of the Spirent Group’s product development roadmap and existing research and development functions as part of the Post-Completion Review. This may lead to the identification of business areas where expenditure can be increased in order to develop new, highly valued functionality or to accelerate the existing product development roadmap. Due to the Spirent Group and the Viavi Group’s highly complementary technologies, Viavi and Bidco do not intend to make material headcount reductions within the research and development teams of the Combined Group.

Following Completion, Viavi and Bidco intend to conduct further analysis to ascertain which products have the potential to be built on more broadly across the wider Viavi Group. Any such products will have their product development roadmap prioritised.

Employees and management

Viavi and Bidco greatly value the skills, experience and expertise of the Spirent Group’s management and employees and attach great importance to their value and contribution in the context of the future success of the Combined Group as a business going forward. Identifying and retaining key staff within the Combined Group following Completion will be of critical importance to Viavi and Bidco. Viavi and Bidco believe that employees will benefit from greater growth and career opportunities through being part of the larger Combined Group.

As part of the Post-Completion Review, Viavi and Bidco intend to look at ways to optimise the structure of the Combined Group in order to achieve the anticipated benefits of the Acquisition whilst maintaining a meaningful presence in the UK. Viavi and Bidco’s synergy and preliminary evaluation work carried out to date to identify potential efficiencies and cost synergies arising from the Acquisition has identified that, in order to achieve the expected benefits of the Acquisition, as noted in paragraph 3, the rationalisation of design resources, as well as in relation to engineering tools and licences, “go-to market” resources, budgets and within the supply chain, will be required. In addition, along with organisational effectiveness improvements, Viavi and Bidco anticipate that cost synergies will be achieved through the elimination or reduction of functions and expenses which have historically been related to Spirent’s status as a listed company that will no longer be required due to Spirent ceasing to be a listed company. Cost synergies may also be achieved through the elimination of overlapping systems, infrastructure, facilities, contracts and shared services. Based on Viavi’s preliminary evaluation, the synergy plan suggests headcount reductions of less than ten per cent. across the Combined Group.

Viavi and Bidco intend to approach employee and management integration with the aim of retaining and motivating the best talent across the Combined Group to create a best-in-class organisation. The planning, preparation, finalisation and implementation of any headcount reductions will be subject to comprehensive planning and appropriate engagement with stakeholders, including affected employees and any appropriate employee representative bodies. It is anticipated that efforts will be made to mitigate headcount reductions through redundancies, via natural attrition, the elimination of vacant roles and alternative job opportunities. Any affected individuals will be treated in a manner consistent with the Viavi Group’s high standards, culture and practices as well as in accordance with the relevant terms of the Co-operation Agreement.

Following Completion, the existing contractual and statutory employment rights and terms and conditions of employment, of the management and employees of the Spirent Group, will be safeguarded and observed in accordance with applicable laws. Viavi’s and Bidco’s plans for the Spirent Group do not involve any material change in the employment of, or in the conditions of employment of, Spirent Group employees, unless otherwise agreed with the relevant employee. Upon and following Completion, Viavi and Bidco intend (subject to the relevant terms of the Co-operation Agreement) to align the conditions of employment of the employees and management of the Spirent Group with the Viavi Group’s employment policies, however neither Viavi nor Bidco have any detailed plans or intentions in this regard.

It is intended that, with effect from the Effective Date, each of Spirent’s non-executive directors will resign from their office as a director of Spirent.

Other than as described above, neither Viavi nor Bidco intend to make any material changes to the balance of skills and functions of the employees or management of the Spirent Group.

Pension schemes

Neither Viavi nor Bidco intends to make any changes to the agreed employer contributions into the Spirent Group’s existing defined benefit and defined contribution pension schemes (including with regard to current arrangements for the funding of any scheme deficit in the defined benefit pension scheme), the accrual of benefits for existing members or the admission of new members to such pension schemes following Completion.

Locations of business, fixed assets, and headquarters

The preliminary evaluation work carried out to date has identified that the Acquisition provides the opportunity to optimise the Spirent Group’s and the Viavi Group’s offices, facilities and locations, particularly in San Jose, California, where facilities are in close proximity. The Viavi Group also intends to integrate the Spirent Group’s headquarter functions with those of the Viavi Group following completion of the Acquisition. As part of the Post-Completion Review, Viavi intends to perform a full review of all of the Combined Group’s expanded office and real estate footprint globally (with a particular focus on the Spirent Group’s locations of business, including Spirent’s headquarters) and this may lead to the identification of requirements for new locations, locations for future growth and investment or opportunities for consolidation in order to optimise the Combined Group’s expense base, as well as to enable colleagues to work more closely together and enhance the corporate culture. As the review will be across the Combined Group, Viavi and Bidco anticipate that a combination of existing Viavi Group and Spirent Group office and locations would be retained rather than just retaining Viavi Group offices.

Save as set out above with respect to the optimisation and integration of certain locations of business, Viavi and Bidco have no intention to redeploy the fixed assets of Spirent.

Incentivisation and retention arrangements

Other than as set out in paragraph 12, neither Viavi nor Bidco has entered into, nor has had discussions on proposals to enter into, any form of incentivisation arrangements with members of the Spirent Group’s management.

Trading facilities

Spirent is currently admitted to the premium listing segment of the Official List and to trading on the main market of the London Stock Exchange and, as set out in paragraph 16 below, application shall be made to the FCA and the London Stock Exchange to cancel such admissions to listing and trading of Spirent Shares with effect from (and subject to) Completion. It is also intended that, following the Effective Date and de-listing, Spirent will be re-registered as a private company.

It is also intended that, following the Effective Date, the Spirent ADR Programme will be terminated.

None of the statements in this paragraph 10 constitute “post-offer undertakings” for the purposes of Rule 19.5 of the Takeover Code.

Views of the Spirent Board

In considering the recommendation of the Acquisition to Spirent Shareholders, the Spirent Directors have given due consideration to Viavi and Bidco’s intentions for the Spirent Group’s business, management, employees and locations of business.

The Spirent Directors are pleased to note the value attached by Viavi and Bidco to the skills, experience and expertise of the Spirent Group’s management and employees and the value Viavi and Bidco have attached to their value and contribution in the context of the future success of the Combined Group as a business group forward. The Spirent Directors welcome Viavi and Bidco’s intentions that:

●	following Completion, Viavi and Bidco intend to work with the Spirent Group’s leadership team to complete a full evaluation of the operations of the Spirent Group;

●	Viavi and Bidco intend to be a responsible steward of the Spirent Group’s business and to demonstrate a commitment to supporting the success of the UK;

●	Viavi and Bidco intend to approach employee and management integration with the aim of retaining and motivating the best talent across the Combined Group;

●	Viavi and Bidco will appropriately plan and engage with stakeholders in relation to employee and management integration, including any affected employees and any appropriate employee representative bodies, and that redundancies will be mitigated via natural attrition, the elimination of vacant roles and alternative job opportunities; and

●	existing contractual and statutory employment rights and terms and conditions of employment, including in relation to pensions, will be safeguarded and observed in accordance with applicable law.

11	Spirent Share Plans

Participants in the Spirent Share Plans will be contacted regarding the effect of the Acquisition on their rights under the Spirent Share Plans and, where required, appropriate proposals shall be made to such participants pursuant to Rule 15 of the Takeover Code in due course.

Further details of the terms of such proposals shall be included in the Scheme Document (or, if Bidco has elected (with the consent of the Panel and subject to the terms of the Co-operation Agreement) to exercise its right to implement the Acquisition by way of a Takeover Offer, the Offer Document) and in separate letters to be sent to participants in the Spirent Share Plans.

12	Arrangements between Viavi and Spirent Management

Viavi and Bidco wish to incentivise and retain key employees in the Spirent business in order to ensure successful Completion and to protect the business to be acquired. Accordingly, Viavi and Bidco have: (i) acknowledged that Spirent may implement certain employee retention arrangements for a number of key Spirent Group employees identified by Spirent; and (ii) agreed that Viavi and Bidco will implement retention arrangements for Spirent’s executive directors which are conditional on Completion of the Acquisition, subject to the relevant employees being employed by the Spirent Group or Viavi Group on, and not having resigned prior to, the payment date except that where the relevant employee has, on or prior to the payment date, been subject to a Qualifying Termination or given or received notice of Qualifying Termination, payment shall be made in full within 30 days of the date of such Qualifying Termination if earlier.

As part of this, Eric Updyke, Chief Executive Officer of the Spirent Group, and Paula Bell, Chief Financial and Operations Officer of the Spirent Group, will each be entitled to receive cash payments from Viavi of 200 per cent. and 175 per cent. of their annual salaries, respectively, less any legally required deductions and subject to Completion and Spirent ceasing to be listed on the Official List of the London Stock Exchange. Subject to the leaver terms above, each executive will be paid 50 per cent. as soon as reasonably practicable following Spirent ceasing to be listed on the Official List of the London Stock Exchange and 50 per cent. as soon as reasonably practicable following the date falling six months following the Effective Date (the “Executive Retention Arrangements”).

Confirmations from Rothschild & Co and UBS

As required by, and solely for the purposes of, Rule 16.2 of the Takeover Code, Rothschild & Co and UBS have (in their capacity as independent advisers to Spirent for the purposes of Rule 3 of the Takeover Code) reviewed the terms of the Executive Retention Arrangements as described above together with other information deemed relevant and advised Spirent that the Executive Retention Arrangements are fair and reasonable. In providing their advice, Rothschild & Co and UBS have taken into account the commercial assessments of the Spirent Directors.

13	Financing

The full cash consideration payable under the Acquisition, together with certain fees and expenses in connection with the Acquisition, is being fully funded by a combination of: (i) cash resources available to Viavi; (ii) a US$400 million investment from Silver Lake in the form of Convertible Notes (as defined below) issued by Viavi to Silver Lake as further described below; and (iii) debt financing as described below.

The US$400 million investment by Silver Lake is being made in the form of fully committed 7.5 year, 4.00 per cent. or 4.50 per cent. convertible senior payment-in-kind toggle notes (the “Convertible Notes”) with an initial conversion price of US$10.22 per share issued by Viavi to Silver Lake pursuant to the Investment Agreement between Viavi and Silver Lake1 dated 5 March 2024. In connection with the investment, Ken Hao, Chairman and a Managing Partner of Silver Lake, will join the Viavi Board.

The debt financing comprises: (i) a US$800 million 7-year senior secured term loan (the “Term Loan”); (ii) a US$300 million senior secured 364-day cash flow term loan (the “Cash Flow Facility”); and (iii) a US$100 million senior secured revolving credit facility (the “Revolving Credit Facility”).

Viavi has obtained fully underwritten commitments from Wells Fargo Bank, N.A. (the “Lender”) to provide the Term Loan, the Cash Flow Facility, the Revolving Credit Facility, and, if applicable, each of the Interim Facilities pursuant to the Interim Facilities Agreement (each as defined below).

To the extent the relevant portion of the full cash consideration payable under the Acquisition, together with the fees and expenses in connection with the Acquisition, is not funded at Completion with the proceeds of the Term Loan, the Revolving Credit Facility and/or the Cash Flow Facility, such amounts will be funded from the proceeds of a US$1,100 million interim term loan facility (the “Interim Term Loan Facility”) and, at Viavi’s option, a US$100 million interim revolving credit facility (together with the Interim Term Loan Facility, the “Interim Facilities”) in each case made available to Viavi pursuant to an interim facilities agreement entered into between, among others, Viavi as borrower and the Lender as interim lender (the “Interim Facilities Agreement”).

The funds borrowed by Viavi to fund the cash consideration will be made available to Bidco pursuant to an intercompany loan facility. Given that the Term Loan, Convertible Note, Cash Flow Facility and Interim Term Loan Facility are denominated in US dollars and the cash consideration payable to Spirent Shareholders in connection with the Acquisition is denominated in GBP, for the purposes of satisfying its obligations to Spirent Shareholders in connection with the full cash consideration payable in connection with the Acquisition, Viavi has put in place specific foreign currency hedging arrangements to address GBP:US$ currency fluctuations between the date of this announcement and the time of payment of the cash consideration to Spirent Shareholders in connection with the Acquisition.

Wells Fargo Securities, financial adviser to Viavi and Bidco, confirms that it is satisfied that sufficient resources are available to Bidco to satisfy in full the cash consideration payable under the terms of the Acquisition.

Further information on the financing of the Acquisition will be set out in the Scheme Document.

1 SLA II CM Victor Holdings, L.P. and SLP VII CM Victor Holdings, L.P.

14	Offer-related Arrangements

Confidentiality Agreement

Viavi and Spirent entered into a confidentiality agreement on 29 January 2024 (the “Confidentiality Agreement”), pursuant to which, among other things, Viavi and Spirent have undertaken to keep information relating to each other confidential and not to disclose it to third parties (other than to certain permitted recipients) unless required by law or regulation. Viavi has also undertaken to use confidential information of Spirent only in connection with the Acquisition. These obligations shall remain in force for a period of 18 months from the date of the Confidentiality Agreement or until Completion.

The Confidentiality Agreement also contains undertakings from Viavi that, for a period of nine months from the date of the Confidentiality Agreement, Viavi shall not solicit or employ (subject to certain customary exceptions) certain of Spirent’s officers or senior managers.

Viavi has also agreed to customary standstill arrangements pursuant to which Viavi has agreed that it shall not (among other things) acquire Spirent Shares or any interest in any Spirent Shares without the prior written consent of Spirent. These restrictions fall away immediately following the making of this announcement.

Clean Team Agreement

Viavi and Spirent also entered into a clean team agreement dated 13 February 2024 (the “Clean Team Agreement”), the purpose of which is to set out terms governing the disclosure of competitively sensitive information by or on behalf of Spirent to certain specified employees of Viavi who are not involved in day-to-day commercial or strategic operations and decisions of Viavi and their external advisers only, as well as the related analysis, reporting and potential return or destruction of such information.

Confidentiality and Joint Defence Agreement

Further, Viavi, Spirent and their respective external regulatory counsel have entered into a confidentiality and joint defence agreement (the “Confidentiality and Joint Defence Agreement”) dated 5 February 2024, the purpose of which is to ensure that the exchange and/or disclosure of certain materials relating to the parties and in relation to, in particular, the anti-trust and regulatory workstream only takes place between their respective external regulatory counsel and external experts, and does not diminish in any way the confidentiality of such materials and does not result in a waiver of any privilege, right or immunity that might otherwise be available.

Co-operation Agreement

Pursuant to a co-operation agreement dated on or around the date of this announcement between Spirent, Viavi and Bidco (the “Co-operation Agreement”), among other things: (i) Spirent and Bidco have agreed to certain undertakings to co-operate and provide each other with information, assistance and access in a timely manner in relation to the filings, notifications or submissions as are necessary for the purposes of satisfying the regulatory conditions; (ii) Bidco has agreed to provide Spirent with certain information for the purposes of the Scheme Document and to otherwise assist with the preparation of the Scheme Document; (iii) Bidco and Spirent have agreed to certain provisions providing Bidco with the ability to effect the Acquisition by way of a Takeover Offer rather than the Scheme (and Bidco and Spirent have agreed to certain customary provisions if Bidco elects to implement the Acquisition by means of a Takeover Offer); and (iv) Spirent, Viavi and Bidco have agreed certain arrangements in respect of employees and the Spirent Share Plans, as well as directors’ and officers’ insurance.

Pursuant to the Co-operation Agreement, Bidco shall use, and shall procure that the members of the Viavi Group shall use, all reasonable endeavours to satisfy the regulatory conditions as promptly as practicable (and in any event, in sufficient time so as to enable the Effective Date to occur prior to the Long Stop Date). This shall include accepting the imposition of, or the offering of, a remedy which Bidco considers (in good faith) to be reasonable to obtain the clearances, provided that nothing in the Co-operation Agreement shall require Bidco or any member of the Viavi Group to take any action (including accepting the imposition of, or offering, any remedy) which would, individually or in the aggregate, be of material significance to the Viavi Group or the Spirent Group in the context of the Acquisition (as such material significance is or would fall to be determined by the Panel under the Takeover Code).

The Co-operation Agreement shall be terminated with immediate effect:

●	if Viavi, Bidco and Spirent so agree in writing at any time prior to the Effective Date;

●	upon service of written notice by Bidco to Spirent, if the Spirent Directors change their recommendation in certain circumstances;

●	upon service of written notice by either Bidco to Spirent or Spirent to Bidco, if:

○	the Scheme is not approved by the requisite majority of Spirent Shareholders at the Court Meeting or the Special Resolution(s) are not passed by the requisite majority of Spirent Shareholders at the Spirent General Meeting;

○	the Court makes a final determination not to sanction the Scheme;

○	prior to the Long Stop Date, any Condition has been invoked by Bidco (where the invocation of the relevant Condition has been specifically permitted by the Panel);

○	prior to the Long Stop Date, a third party announces a firm intention to make an offer for Spirent which completes, becomes effective or becomes or is declared unconditional;

○	if the Acquisition lapses, terminates or is withdrawn on or prior to the Long Stop Date other than: (i) as a result of Bidco’s right to switch to a Takeover Offer; or (ii) it is otherwise to be followed within five Business Days (or such other period as Bidco and Spirent may agree in writing) by a firm offer announcement made by Bidco (or a person acting in concert with Bidco) to implement the Acquisition by a different offer or scheme on substantially the same or improved terms and which is (or is intended to be) recommended by the Spirent Directors; or

○	unless otherwise agreed by the parties in writing or required by the Panel, if the Effective Date has not occurred on or before the Long Stop Date.

15	Structure of and Conditions to the Acquisition

It is intended that the Acquisition will be implemented by means of a Court-approved scheme of arrangement between Spirent and Spirent Shareholders under Part 26 of the Companies Act, although Bidco reserves the right to implement the Acquisition by means of a Takeover Offer (subject to the consent of the Panel and the terms of the Co-operation Agreement).

The purpose of the Scheme is to provide for Bidco to become the holder of the entire issued and to be issued share capital of Spirent. This is to be achieved by the transfer of the Spirent Shares to Bidco, in consideration of which the Spirent Shareholders who are on the register of members at the Scheme Record Time shall receive cash consideration on the basis set out in paragraph 2 of this announcement. The transfer of the Spirent Shares to Bidco will result in Spirent becoming a wholly owned subsidiary of Bidco. In addition, each Spirent Shareholder who is on the register of members at the Scheme Record Time shall be entitled to receive the Permitted Dividend.

The Acquisition is subject to the Conditions and further terms set out below and in Appendix I to this announcement and to be set out in the Scheme Document and will only become Effective if, among other things, the following events occur on or before 11.59 p.m. on the Long Stop Date:

(i)	the approval of the Scheme by a majority in number of the Spirent Shareholders who are present and vote (and are entitled to vote), whether in person or by proxy, at the Court Meeting and who represent 75 per cent. or more in value of the Spirent Shares voted by such Spirent Shareholders;

(ii)	the Special Resolution(s) required to approve and implement the Scheme being duly passed by 75 per cent. or more of the votes cast at the Spirent General Meeting;

(iii)	certain merger control, and foreign investment and other regulatory approvals (including, among others, in the US, the UK, France and Germany) being obtained;

(iv)	the sanction of the Scheme by the Court (with or without modification but subject to any modification being on terms acceptable to Spirent and Bidco); and

(v)	following such sanction, the delivery of a copy of the Court Order to the Registrar of Companies.

The Conditions in paragraph 2 of Part A of Appendix I to this announcement provide, among other things, that the Scheme will lapse if:

●	the Court Meeting and the Spirent General Meeting are not held by the 22nd day after the expected date for such meetings that shall be specified in the Scheme Document in due course (or such later date as may be agreed between Bidco and Spirent);

●	the Court Hearing is not held by the 22nd day after the expected date of such hearing to be set out in the Scheme Document in due course (or such later date as may be agreed between Bidco and Spirent); or

●	the Scheme does not become Effective by 11.59 p.m. on the Long Stop Date,

provided, however, that the deadlines for the timing of the Court Meeting and the Spirent General Meeting as set out above may be waived by Bidco, and the Long Stop Date may be extended by agreement between Spirent and Bidco and with the consent of the Panel and (where relevant) the Court. Subject to satisfaction (or waiver, where applicable) of the Conditions, the Scheme is expected to become Effective during the second half of 2024.

Upon the Scheme becoming Effective: (i) it shall be binding on all Spirent Shareholders, irrespective of whether or not they attended or voted at the Court Meeting or the Spirent General Meeting (and, if they voted, irrespective of whether or not they voted in favour); and (ii) any share certificates in respect of Spirent Shares will cease to be valid and should be destroyed, and entitlements to Spirent Shares held within the CREST system will be cancelled.

The terms of the Scheme will provide that the Spirent Shares acquired under the Scheme shall be acquired fully paid and free from all liens, equitable interests, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights now or hereafter attaching or accruing to them, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid, or any other return of value (whether by reduction of share capital or share premium account or otherwise) made, on or after the Effective Date, save for the Permitted Dividend.

Further details of the Scheme, including an indicative timetable for its implementation, shall be set out in the Scheme Document. It is expected that the Scheme Document and the Forms of Proxy accompanying the Scheme Document for use at the Court Meeting and the Spirent General Meeting will be distributed to Spirent Shareholders as soon as reasonably practicable and in any event within 28 days of the date of this announcement or such later date as Spirent, Bidco and the Panel may agree, and that the Court Meeting and the Spirent General Meeting will be held as soon as practicable thereafter. The Scheme Document and associated Forms of Proxy will be made available to all Spirent Shareholders at no charge to them.

16	De-listing and Re-registration

Prior to the Scheme becoming Effective, application shall be made to the FCA and London Stock Exchange for the cancellation of trading of the Spirent Shares on the London Stock Exchange’s main market for listed securities and for the cancellation of the listing of the Spirent Shares on the premium segment of the Official List, in each case to take effect on or shortly after the Business Day following the Effective Date. It is expected that the last day for dealings in Spirent Shares on the main market of the London Stock Exchange is expected to be the last Business Day immediately prior to the Effective Date and no transfers shall be registered after 6.00 p.m. (London time) on that date.

On the Effective Date, any share certificates in respect of Spirent Shares shall cease to be valid and entitlements to Spirent Shares held within the CREST system shall be cancelled.

It is also intended that, following the Effective Date, the Spirent ADR Programme will be terminated.

It is also intended that, following the Scheme becoming effective, Spirent will be re-registered as a private company under the relevant provisions of the Companies Act.

17	Dividends

As part of the Acquisition, the boards of Viavi, Bidco and Spirent have agreed the declaration and payment of the Permitted Dividend in lieu of a final dividend for the year ended 31 December 2023. The Permitted Dividend is expected to be declared by the Spirent Board prior to the Effective Date and will be conditional upon, and only be payable if, the Scheme becomes Effective (or, if the Acquisition is implemented by way of a Takeover Offer, the Takeover Offer is becomes or is declared unconditional) to Spirent Shareholders on the register of members at the Scheme Record Time (or, if the Acquisition is implemented by way of Takeover Offer, on the register of members on the date on which the Takeover Offer becomes or is declared unconditional). The Permitted Dividend will be paid not more than 14 days after the Effective Date and in the manner to be specified in the Scheme Document (or, if applicable, in the manner specified in the Offer Document).

Viavi, Bidco and Spirent have agreed that the Spirent Board may declare and pay the Permitted Dividend without any reduction in the Acquisition Price. If, on or after the date of this announcement and prior to the Effective Date, any dividend, distribution, or other return of value is declared, made, or paid or becomes payable by Spirent (other than the Permitted Dividend), Bidco reserves the right to reduce the Acquisition Price payable under the terms of the Acquisition for the Spirent Shares by an amount equal to the amount of any such dividend, distribution or other return of value. In such circumstances, the Spirent Shareholders shall be entitled to retain any such dividend, distribution, or other return of value declared, made, or paid.

18	The Spirent ADRs

The Spirent Shares underlying the Spirent ADRs will be included in the Acquisition. The entitlement of Spirent ADR Holders to receive the Acquisition Price under the terms of the Acquisition in respect of the Spirent Shares underlying their Spirent ADRs will be determined in accordance with the terms and conditions of the Spirent ADR Programme Deposit Agreement.

It is intended that, following the Effective Date, the Spirent ADR Programme will be terminated.

In addition, Spirent ADR Holders will not be entitled to vote directly on the Scheme or the Acquisition. Spirent ADR Holders will have the right to instruct the Depositary how to vote the Spirent Shares in respect of the Spirent Shares underlying their Spirent ADRs, subject to and in accordance with the terms and conditions of the Spirent ADR Programme Deposit Agreement. Spirent ADR Holders should take particular notice of the deadline for providing voting instructions, which may be earlier than that applicable to holders of Spirent Shares.

Spirent ADR Holders that wish to vote directly on the Scheme and the Acquisition must surrender their Spirent ADRs to the Depositary, pay the Depositary’s fees and charges in accordance with the Spirent ADR Programme Deposit Agreement and become holders of Spirent Shares prior to the Voting Record Time, and in each case subject to and in accordance with the terms of the Spirent ADR Programme Deposit Agreement. Spirent ADR Holders that wish to vote directly on the Scheme and the Acquisition should take care to surrender their Spirent ADRs in time to permit processing to be completed by the Depositary and its custodian prior to the Voting Record Time. Spirent ADR Holders that hold Spirent ADRs through a broker or other securities intermediary should contact the intermediary to determine the date by which they must instruct that intermediary to act in order that the necessary processing can be completed on time.

19	Disclosure of Interests in Spirent

As at the close of business on 4 March 2024 (being the latest practicable date prior to the date of this announcement), with the exception of the irrevocable undertakings referred to in paragraph 4 and Appendix III to this announcement, so far as Viavi and/or Bidco (as applicable) are aware neither Viavi nor Bidco, nor any of their directors or any person acting, or deemed to be acting, in concert (within the meaning of the Takeover Code) with Viavi or Bidco:

●	had any interest in, or right to subscribe for, or had any arrangement in relation to, Spirent Shares or any relevant securities of Spirent;

●	had any short position in relation to any Spirent Shares or any relevant securities of Spirent, whether conditional or absolute and whether in the money or otherwise, including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery of, any Spirent Shares or any relevant securities of Spirent;

●	had any dealing arrangement of the kind referred to in Note 11 on the definition of “acting in concert” in the Takeover Code, in relation to Spirent Shares or in relation to any securities convertible or exchangeable into Spirent Shares;

●	had procured an irrevocable commitment or letter of intent to accept the terms of the Acquisition in respect of Spirent Shares or any relevant securities of Spirent; or

●	has borrowed or lent any Spirent Shares or relevant securities of Spirent (including, for these purposes, any financial or collateral arrangements of the kind referred to in Note 3 on Rule 1.6 of the Takeover Code).

It has not been practicable for Viavi and Bidco to make enquiries of all persons acting in concert with it in advance of the release of this Announcement. Therefore, if Viavi or Bidco becomes aware, following the making of such enquiries, that any of its concert parties have any such interests in relevant securities of Spirent, all relevant details in respect of Viavi or Bidco’s concert parties will be included in Bidco’s Opening Position Disclosure in accordance with Rule 8.1(a) and Note 2(a)(i) on Rule 8 of the Takeover Code.

“Interests in securities” for these purposes arise, in summary, where a person has long economic exposure, whether absolute or conditional, to changes in the price of securities (and a person who has a short position in securities is not treated as interested in those securities). In particular, a person shall be treated as having an “interest” by virtue of the ownership, voting rights or control of securities, or by virtue of any agreement to purchase, option in respect of, or derivative referenced to, securities.

20	General

Bidco reserves the right to elect (with the consent of the Panel and subject to the terms of the Co-operation Agreement) to implement the Acquisition by way of a Takeover Offer for the entire issued and to be issued share capital of Spirent as an alternative to the Scheme.

In such event, the Takeover Offer shall be implemented on substantially the same terms, so far as applicable, and subject to the terms of the Co-operation Agreement, as those which would apply to the Scheme, subject to appropriate amendments, including (without limitation) the inclusion of an acceptance condition set (subject to the Co-operation Agreement) at a level permitted by the Panel. Further, if sufficient acceptances of such Takeover Offer are received and/or sufficient Spirent Shares are otherwise acquired to do so, it would be the intention of Bidco to apply the provisions of the Companies Act to acquire compulsorily any outstanding Spirent Shares to which such Takeover Offer relates.

The Acquisition shall be made subject to the Conditions and further terms set out in Appendix I to this announcement and to be set out in the Scheme Document. The bases and sources of certain financial information contained in this announcement are set out in Appendix II to this announcement. A summary of the irrevocable undertakings given in relation to the Acquisition is contained in Appendix III to this announcement. Certain terms used in this announcement are defined in Appendix IV to this announcement.

It is expected that the Scheme Document will be published as soon as reasonably practicable and in any event within 28 days of this announcement or such later date as Spirent, Bidco and the Panel agree, and that the Court Meeting and the Spirent General Meeting will be held as soon as practicable thereafter. It is expected that the Scheme will become Effective (subject to, among other things, the satisfaction of certain regulatory conditions) during the second half of 2024. The Scheme Document and Forms of Proxy will be made available to Spirent Shareholders at no charge to them.

Each of Qatalyst Partners, Wells Fargo Securities, Rothschild & Co, UBS and Jefferies has given and not withdrawn its consent to the publication of this announcement with the inclusion herein of the references to its name in the form and context in which they appear.

Spirent has, immediately before the publication of this announcement, published its audited results for the financial year ended 31 December 2023. There will be a Spirent conference call for investors and analysts at 8.30 a.m. on 5 March 2024 which will be accessible via Spirent’s website at https://corporate.spirent.com. A copy of the Spirent FY23 results presentation will be available on Spirent’s website at https://corporate.spirent.com.

21	Documents Available on Website

Copies of the following documents shall be made available on Viavi’s and Spirent’s websites at https://investor.viavisolutions.com/overview/default.aspx and https://corporate.spirent.com, respectively, until the Effective Date:

●	the irrevocable undertakings referred to in paragraph 4 above and summarised in Appendix III to this announcement;

●	the Confidentiality Agreement;

●	the Clean Team Agreement;

●	the Confidentiality and Joint Defence Agreement;

●	the Co-operation Agreement;

●	documents relating to the financing of the Acquisition referred to in paragraph 13 above;

●	the consents from Qatalyst Partners, Wells Fargo Securities, Rothschild & Co, UBS and Jefferies to being named in this announcement; and

●	this announcement.

Enquiries:

Viavi Solutions Inc.	Tel: + 1 408 404 6305
Oleg Khaykin, President and Chief Executive Officer Ilan Daskal, Executive Vice President and Chief Financial Officer Kevin Siebert, Senior Vice President, General Counsel & Secretary

Qatalyst Partners (Lead Financial Adviser to Viavi and Bidco)	Tel: +44 (0)20 3700 8820
Jason DiLullo
Peter Spofforth
Milad Zarpak

Wells Fargo Securities (Financial Adviser to Viavi and Bidco)	Tel: +44 (0)20 3942 8000
Rob Engel
Mark Hutt Preeti Raghupathi

Spirent Communications plc	Tel: +44 (0)12 9376 7676
Eric Updyke, Chief Executive Officer Paula Bell, Chief Financial & Operations Officer Angus Iveson, Company Secretary & General Counsel

Rothschild & Co (Joint Lead Financial Adviser to Spirent)	Tel: +44 (0)20 7280 5000
Aadeesh Aggarwal Albrecht Stewen Mitul Manji

UBS (Joint Lead Financial Adviser and Corporate Broker to Spirent)	Tel: +44 (0)20 7567 8000
Craig Calvert Sandip Dhillon Josh Chauhan

Jefferies (Financial Adviser and Corporate Broker to Spirent)	Tel: +44 (0)20 7029 8000
Philip Yates Phil Berkowitz Ed Matthews

Prosek Partners (Public Relations Adviser to Viavi and Bidco)	Tel: +44 (0)777 3331 5890
Philip Walters (UK) Andy Merrill (US)	Tel: +1 917 622 1252

Dentons Global Advisers (Public Relations Adviser to Spirent)	Tel: +44 (0)20 7038 7419
James Melville-Ross Humza Vanderman Leah Dudley

Fried, Frank, Harris, Shriver & Jacobson LLP is retained as legal adviser to Viavi and Bidco.

Linklaters LLP is retained as legal adviser to Spirent.

This announcement contains inside information in relation to Spirent. The person responsible for arranging the release of this announcement on behalf of Spirent is Angus Iveson, Company Secretary & General Counsel.

Important Notices

Qatalyst Partners LP is authorised in the US by the Securities and Exchange Commission and regulated by the Financial Industry Regulatory Authority and the Securities and Exchange Commission in the US, is acting exclusively as financial adviser to Viavi and Bidco and will not be responsible to anyone other than Viavi and Bidco for providing the protections afforded to its client, or for providing advice in relation to the matters set out in this announcement. No representation or warranty, express or implied, is made by Qatalyst Partners LP as to the contents of this announcement.

Wells Fargo Securities, LLC, a subsidiary of Wells Fargo & Company, which is authorised by the Securities and Exchange Commission and regulated by the Financial Industry Regulatory Authority and the Securities and Exchange Commission in the USA, is acting exclusively as financial adviser to Viavi and Bidco and will not be responsible to anyone other than Viavi and Bidco for providing the protections afforded to its client, or for providing advice in relation to the matters set out in this announcement.

N.M. Rothschild & Sons Limited (“Rothschild & Co”), which is authorised and regulated by the Financial Conduct Authority in the UK, is acting exclusively as financial adviser to Spirent and no one else in connection with the Acquisition and will not be responsible to anyone other than Spirent for providing the protections afforded to clients of Rothschild & Co nor for providing advice in connection with the Acquisition or any matter referred to herein. Neither Rothschild & Co nor any of its affiliates (nor their respective directors, officers, employees or agents) owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Rothschild & Co in connection with this announcement, any statement contained in this announcement, the acquisition of Spirent or otherwise. No representation or warranty, express or implied, is made by Rothschild & Co as to the contents of this announcement.

UBS AG London Branch (“UBS”) is authorised and regulated by the Financial Market Supervisory Authority in Switzerland. It is authorised by the Prudential Regulation Authority and subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority in the UK. UBS is acting exclusively as corporate broker and financial adviser to Spirent and no one else in connection with the Acquisition. In connection with such matters, UBS will not regard any other person as its client, nor will it be responsible to any other person for providing the protections afforded to its clients or for providing advice in relation to the Acquisition, the contents of this announcement or any other matter referred to herein.

Jefferies International Limited (“Jefferies”) is authorised and regulated in the UK by the Financial Conduct Authority. Jefferies is acting exclusively as financial adviser and corporate broker to Spirent and no one else in connection with the Acquisition and will not be responsible to anyone other than Spirent for providing the protections afforded to clients of Jefferies nor for providing advice in connection with the Acquisition or any matter referred to herein. Neither Jefferies nor any of its affiliates (nor their respective directors, officers, employees or agents) owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contract, in tort, under statute or otherwise) to any person who is not a client of Jefferies in connection with this announcement, any statement contained in this announcement, the Acquisition or otherwise. No representation or warranty, express or implied, is made by Jefferies as to the contents of this announcement.

This announcement is for information purposes only and is not intended to, and does not, constitute or form part of any offer to sell, or an invitation to purchase, any securities or the solicitation of an offer to buy any securities, or of any vote or any approval in any jurisdiction, pursuant to the Acquisition or otherwise.

The Acquisition shall be made solely by means of the Scheme Document (or, if the Acquisition is implemented by way of a Takeover Offer, the Offer Document to be published by Bidco) which, together with the Forms of Proxy (or forms of acceptance), shall contain the full terms and conditions of the Acquisition, including details of how to vote in respect of the Acquisition. Any decision or vote in respect of, or acceptance of, the Acquisition should be made only on the basis of the information contained in the Scheme Document (or, if the Acquisition is implemented by way of a Takeover Offer, the Offer Document).

This announcement is not an advertisement and does not constitute a prospectus or prospectus equivalent document.

This announcement has been prepared for the purpose of complying with English law and the Takeover Code. The information disclosed may not be the same as that which would have been disclosed if this announcement had been prepared in accordance with the laws of jurisdictions other than England and Wales.

Spirent will prepare the Scheme Document to be distributed to Spirent Shareholders. Spirent, Viavi and Bidco urge Spirent Shareholders to read the Scheme Document when it becomes available because it will contain important information relating to the Acquisition.

Overseas Shareholders

The release, publication or distribution of this announcement in or into certain jurisdictions other than the UK may be restricted by law. Persons who are not resident in the UK or who are subject to other jurisdictions should inform themselves of, and observe, any applicable requirements.

Unless otherwise determined by Bidco or required by the Takeover Code, and permitted by applicable law and regulation, the Acquisition shall not be made available, directly or indirectly, in, into, or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction and no person may vote in favour of the Acquisition by any such use, means, instrumentality, or form within a Restricted Jurisdiction or any other jurisdiction if to do so would constitute a violation of the laws of that jurisdiction. Accordingly, copies of this announcement and all documents relating to the Acquisition are not being, and must not be, directly or indirectly, mailed or otherwise forwarded, distributed or sent in, into, or from a Restricted Jurisdiction where to do so would violate the laws in that jurisdiction, and persons receiving this announcement and all documents relating to the Acquisition (including custodians, nominees and trustees) must not mail or otherwise distribute or send them in, into, or from such jurisdictions where to do so would violate the laws in that jurisdiction. To the fullest extent permitted by applicable law, the companies and persons involved in the Acquisition disclaim any responsibility or liability for the violation of such restrictions by any person.

The availability of the Acquisition to Spirent Shareholders who are not resident in the UK may be affected by the laws of the relevant jurisdictions in which they are resident. Persons who are not resident in the UK should inform themselves of, and observe, any applicable requirements.

The Acquisition shall be subject to the applicable requirements of English law, the Takeover Code, the Panel, the London Stock Exchange and the Financial Conduct Authority.

Additional Information for US Investors

The Acquisition relates to shares of a UK company and is proposed to be effected by means of a scheme of arrangement under the laws of England and Wales. A transaction effected by means of a scheme of arrangement is not subject to the tender offer rules or the proxy solicitation rules under the US Exchange Act.

Accordingly, the Acquisition is subject to the disclosure and procedural requirements applicable in the UK to schemes of arrangement, which differ from the disclosure requirements of US tender offer and proxy solicitation rules.

Neither the US Securities and Exchange Commission nor any US state securities commission has approved or disapproved or passed judgment upon the fairness or the merits of the Acquisition or determined if this announcement is adequate, accurate or complete. Any representation to the contrary is a criminal offence in the US.

However, if Bidco were to elect to implement the Acquisition by means of a Takeover Offer, such Takeover Offer would, in addition, need to be made in compliance with any applicable US laws and regulations, including any applicable exemptions under the US Exchange Act. Such a takeover would be made in the US by Bidco and no one else.

In the event that the Acquisition is implemented by way of a Takeover Offer, in accordance with normal UK practice and pursuant to Rule 14e-5(b) of the US Exchange Act, Bidco or its nominees, or its brokers (acting as agents), may from time to time make certain purchases of, or arrangements to purchase, shares or other securities of Spirent outside the US, other than pursuant to such Takeover Offer, during the period in which such Takeover Offer would remain open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases or arrangements to purchase shall be disclosed as required in the UK, shall be reported to a Regulatory Information Service and shall be available on the London Stock Exchange website at www.londonstockexchange.com.

In accordance with normal UK practice, Viavi, Bidco, or their nominees or brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, shares or other securities of Spirent, other than pursuant to the Acquisition, until the date on which the Acquisition and/or Scheme becomes effective, lapses or is otherwise withdrawn. If such purchases or arrangements to purchase were to be made, they would occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any information about such purchases or arrangements to purchase will be disclosed as required in the UK, will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website at www.londonstockexchange.com. The receipt of consideration by a US shareholder or holder of Spirent ADRs pursuant to the Scheme will likely be a taxable transaction for US federal income tax purposes. Each Spirent Shareholder and Spirent ADR Holder is urged to consult their independent professional adviser immediately regarding the tax consequences of the Acquisition applicable to them, including under applicable US state and local, as well as overseas and other, tax laws.

Financial information relating to Spirent included in this announcement and the Scheme Document (or, if applicable, the Offer Document) has been or shall have been prepared in accordance with accounting standards applicable in the UK and may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the US.

Bidco and Spirent are organised under the laws of England and Wales. Some or all of the officers and directors of Bidco and Spirent, respectively, are residents of countries other than the US. In addition, most of the assets of Bidco and Spirent are located outside the US. As a result, it may be difficult for US shareholders of Spirent and Spirent ADR Holders to effect service of process within the US upon Bidco or Spirent or their respective officers or directors or to enforce against them a judgment of a US court predicated upon the federal or state securities laws of the US.

Forward-Looking Statements

This announcement (including information incorporated by reference in this announcement), oral statements made regarding the Acquisition, and other information published by Spirent, any member of the Spirent Group, Viavi, Bidco, or any member of the Viavi Group contain statements which are, or may be deemed to be, “forward-looking statements”. Such forward-looking statements are prospective in nature and are not based on historical facts, but rather on current expectations and on numerous assumptions regarding the business strategies and the environment in which Spirent, any member of the Spirent Group, Viavi, Bidco, any member of the Viavi Group, or any member of the Combined Group shall operate in the future and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by those statements.

The forward-looking statements contained in this announcement may relate to Spirent, any member of the Spirent Group, Viavi, Bidco, any member of the Viavi Group, or any member of the Combined Group’s future prospects, developments and business strategies, the expected timing and scope of the Acquisition and other statements other than historical facts. In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes”, “estimates”, “will look to”, “would look to”, “plans”, “prepares”, “anticipates”, “expects”, “is expected to”, “is subject to”, “budget”, “scheduled”, “forecasts”, “synergy”, “strategy”, “goal”, “cost-saving”, “projects” “intends”, “assumes”, “may”, “will”, “shall” or “should” or their negatives or other variations or comparable terminology. Forward-looking statements may include statements relating to the following: (i) future capital expenditures, expenses, revenues, earnings, synergies, economic performance, indebtedness, financial condition, dividend policy, losses and future prospects; (ii) business and management strategies and the expansion and growth of Spirent, any member of the Spirent Group, Viavi, Bidco, any member of the Viavi Group or any member of the Combined Group’s operations and potential synergies resulting from the Acquisition; and (iii) the effects of global economic conditions and governmental regulation on Spirent, any member of the Spirent Group, Viavi, Bidco, any member of the Viavi Group, or any member of the Combined Group’s business.

By their nature, forward-looking statements involve risk and uncertainty because they relate to events and depend on circumstances that shall occur in the future. These events and circumstances include changes in the global, political, economic, business, competitive, market and regulatory forces, future exchange and interest rates, changes in tax rates and future business combinations or disposals. If any one or more of these risks or uncertainties materialise or if any one or more of the assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. Such forward-looking statements should, therefore, be construed in light of such factors.

None of Spirent, any member of the Spirent Group, Viavi, Bidco, nor any member of the Viavi Group, nor any member of the Combined Group, nor any of their respective associates or directors, officers or advisers, provides any representation, assurance or guarantee that the occurrence of the events expressed or implied in any forward-looking statements in this announcement shall actually occur. Given these risks and uncertainties, potential investors should not place any reliance on forward-looking statements.

Specifically, statements of estimated cost savings and synergies relate to future actions and circumstances which, by their nature, involve risks, uncertainties and contingencies. As a result, the cost savings and synergies referred to may not be achieved, may be achieved later or sooner than estimated, or those achieved could be materially different from those estimated. Due to the scale of the Combined Group, there may be additional changes to the Combined Group’s operations. As a result, and given the fact that the changes relate to the future, the resulting cost synergies may be materially greater or less than those estimated.

The forward-looking statements speak only at the date of this announcement. All subsequent oral or written forward-looking statements attributable to Spirent, any member of the Spirent Group, Viavi, Bidco, or any member of the Viavi Group, or any member of the Combined Group, or any of their respective associates, directors, officers, employees or advisers, are expressly qualified in their entirety by the cautionary statement above.

Spirent, any member of the Spirent Group, Viavi, Bidco, any member of the Viavi Group and any member of the Combined Group expressly disclaim any obligation to update such statements other than as required by law or by the rules of any competent regulatory authority, whether as a result of new information, future events or otherwise.

No Profit Forecasts or Estimates

No statement in this announcement is intended as a profit forecast or estimate for any period and no statement in this announcement should be interpreted to mean that earnings or earnings per share for Viavi or Spirent, as appropriate, for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for Viavi or Spirent, as appropriate.

Disclosure Requirements of the Takeover Code

Under Rule 8.3(a) of the Takeover Code, any person who is interested in 1 per cent. or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified. An Opening Position Disclosure must contain details of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s). An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 p.m. (London time) on the 10th business day following the commencement of the Offer Period and, if appropriate, by no later than 3.30 p.m. (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified. Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Takeover Code, any person who is, or becomes, interested in 1 per cent. or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror. A Dealing Disclosure must contain details of the dealing concerned and of the person’s interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8. A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 p.m. (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel’s website at http://www.thetakeoverpanel.org.uk/, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. If you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure, you should contact the Panel’s Market Surveillance Unit on +44 (0)20 7638 0129.

Electronic Communications

Please be aware that addresses, electronic addresses and certain information provided by Spirent Shareholders, persons with information rights and other relevant persons for the receipt of communications from Spirent may be provided to Viavi and/or Bidco during the Offer Period as required under Section 4 of Appendix 4 of the Takeover Code to comply with Rule 2.11(c) of the Takeover Code.

Publication on Website and Availability of Hard Copies

A copy of this announcement shall be made available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions on Spirent’s and Viavi’s websites at https://corporate.spirent.com and https://investor.viavisolutions.com/overview/default.aspx by no later than 12 noon (London time) on the business day following the date of this announcement. For the avoidance of doubt, the contents of the websites referred to in this announcement are not incorporated into and do not form part of this announcement.

Spirent Shareholders may request a hard copy of this announcement by contacting Equiniti Limited by: (i) submitting a request in writing to Equiniti at Aspect House, Spencer Road, Lancing, West Sussex BN99 6DA, UK; or (ii) contacting Equiniti between 8:30 a.m. and 5:30 p.m. (UK time), Monday to Friday (excluding English and Welsh public holidays), on +44 (0) 333 207 6530 (calls from outside the UK will be charged at the applicable international rate and you should use the country code when calling from outside the UK) -– calls may be recorded and monitored for training and security purposes. You must provide your full name and the full address to which the hard copy may be sent.

You may also request that all future documents, announcements and information to be sent to you in relation to the Acquisition should be in hard copy form.

If you are in any doubt about the contents of this announcement or the action you should take, you are recommended to seek your own independent financial advice immediately from your stockbroker, bank manager, solicitor or accountant or from an independent financial adviser duly authorised under the Finance Services and Markets Act 2000 (as amended).

Rounding

Certain figures included in this announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Rule 2.9 Disclosure

In accordance with Rule 2.9 of the Takeover Code, Spirent confirms that, as at the date of this announcement, it has in issue and admitted to trading on the main market of the London Stock Exchange 578,646,363 Spirent Shares of 3 & 1/3 pence each. There are no Spirent Shares held in treasury. The International Securities Identification Number (ISIN) of the Spirent Shares is GB0004726096. Spirent’s Legal Entity Identifier is 213800HKCUNWP1916L38.

Spirent has a Level I sponsored ADR programme (the “Spirent ADR Programme”) for which BNY Mellon acts as Depositary. One Spirent ADR represents four Spirent Shares. The Spirent ADRs trade in the US on the OTC Pink market. The trading symbol for these securities is SPMYY, the CUSIP number is 84856M209 and the ISIN is US84856M2098.

Appendix I
CONDITIONS AND FURTHER TERMS OF THE SCHEME AND THE ACQUISITION

Part A

Conditions to the Acquisition

1.	The Acquisition is conditional upon the Scheme becoming unconditional and effective, subject to the Takeover Code, by not later than 11.59 p.m. on the Long Stop Date.

Scheme approval

2.	The Scheme shall be subject to the following conditions:

2.1

(a)	its approval by a majority in number of the Spirent Shareholders who are present and vote (and who are entitled to vote), whether in person or by proxy, at the Court Meeting and who represent not less than 75 per cent. in value of the Spirent Shares voted by those Spirent Shareholders; and

(b)	such Court Meeting being held on or before the 22nd day after the expected date of the Court Meeting to be set out in the Scheme Document in due course (or such later date as may be agreed by Bidco and Spirent and, if required, the Court may allow);

2.2

(a)	the Special Resolution(s) being duly passed by Spirent Shareholders representing 75 per cent. or more of the votes cast at the Spirent General Meeting; and

(b)	such Spirent General Meeting being held on or before the 22nd day after the expected date of the Spirent General Meeting to be set out in the Scheme Document in due course (or such later date as may be agreed by Bidco and Spirent and, if required, the Court may allow);

2.3

(a)	the sanction of the Scheme by the Court (with or without modification but subject to any modification being on terms acceptable to Spirent and Bidco) and the delivery of a copy of the Court Order to the Registrar of Companies; and

(b)	the Court Hearing being held on or before the 22nd day after the expected date of the Court Hearing to be set out in the Scheme Document in due course (or such later date as may be agreed by Bidco and Spirent and, if required, the Court may allow).

General Conditions

3.	In addition, subject as stated in Parts B to D of this Appendix I below and to the requirements of the Panel, Bidco and Spirent have agreed that the Acquisition shall be conditional upon the following Conditions and, accordingly, the Court Order shall not be delivered to the Registrar of Companies unless such Conditions (as amended if appropriate) have been satisfied or, where relevant, waived:

Antitrust approvals

United States

3.1	All required filings having been made under the HSR Act and all waiting periods under the HSR Act applicable to Completion, and any extensions thereto, having expired, lapsed or been terminated; and

3.2	No governmental or regulatory authority or court of competent jurisdiction shall have issued or entered under any US Antitrust Law any order, writ, injunction, judgment or decree (whether temporary, preliminary or permanent) which shall continue to be in effect, and no US Antitrust Law shall have been adopted or be enacted, entered or promulgated, in each case, that is then in effect and has the effect of enjoining or otherwise prohibiting Completion.

United Kingdom

3.3	A briefing paper or a merger notice has been submitted to the CMA and any of the following has occurred:

(a)	the CMA having indicated in writing (including in the form of an e-mail) in a response to a briefing paper submitted by Bidco that the CMA has no further questions at this stage in relation to the Acquisition (or words to that effect); and as at the date on which all other Conditions to the Acquisition are satisfied or waived, the CMA has not:

(i)	subsequently requested further information in relation to the Acquisition or submission of a merger notice;

(ii)	given notice to either party that it is commencing a Phase I investigation;

(iii)	indicated that the statutory review period in which the CMA has to decide whether to make a reference under section 34ZA Enterprise Act 2002 has begun; or

(iv)	requested documents or attendance by witnesses under section 109 of the Enterprise Act 2002 which may indicate that it intends to commence the aforementioned statutory review period in respect of the Acquisition; or

(b)	where the CMA has commenced an investigation following the submission of a merger notice or a briefing paper:

(i)	the CMA having decided not to refer the Acquisition nor any matter arising from or relating to the Acquisition to the chair of the CMA for the constitution of a group under Schedule 4 to the Enterprise and Regulatory Reform Act 2013 (a “Phase 2 CMA reference”); or

(ii)	in the event that a Phase 2 CMA reference is made, the CMA either:

(1)	concluding in a report published in accordance with section 38 of the Enterprise Act 2002 that neither the Acquisition nor any matter arising from or relating to the Acquisition may be expected to result in a substantial lessening of competition within any market or markets in the UK for goods or services; or

(2)	otherwise allowing the Acquisition and any matter arising from or relating to the Acquisition to proceed (with or without the imposition of requirements and conditions).

Foreign direct investment approvals

United Kingdom

3.4	A notification having been made and accepted under the NSI Act and one of the following having occurred: (i) the Secretary of State confirming before the end of the review period that no further action will be taken in relation to the Acquisition; (ii) if the Secretary of State issues a call-in notice in relation to the Acquisition, the parties receiving a final notification pursuant to section 26(1)(b) of the NSI Act containing confirmation that the Secretary of State will take no further action in relation to the call-in notice and the Acquisition under the NSI Act; or (iii) the Secretary of State making a final order pursuant to section 26(1)(a) of the NSI Act in relation to the Acquisition, save to the extent that such an order prohibits the Acquisition.

France

3.5	A notification having been made in respect of obtaining French foreign investment clearance for the Acquisition pursuant to the French Monetary and Financial Code, by means of the French Ministry of the Economy having:

(a)	issued a decision stating that the Acquisition does not fall within the scope of the French foreign investment regulation; or

(b)	expressly approved the Acquisition with or without any requirements, measures and/or conditions to be complied with.

Germany

3.6	A notification having been made to the German Federal Ministry for Economic Affairs and Climate Action (Bundesministerium für Wirtschaft und Klimaschutz) under the German Foreign Trade Act (Außenwirtschaftsgesetz (“AWG”)) in conjunction with the Foreign Trade Ordinance (Außenwirtschaftsverordnung (“AWV”), and the German Federal Ministry for Economic Affairs and Energy:

(a)	has granted a Certificate of non-objection (Unbedenklichkeitsbescheinigung) in accordance with sec. 58 para. 1 sentence 1 AWV; or

(b)	issued a clearance decision (Freigabe) in accordance with sec. 58a or sec. 61 AWV; or

(c)	otherwise informed a member of the Viavi Group that it will not initiate formal proceedings (Prüfverfahren) within the two months’ time period specified in sec. 14a para. 1 no. 1 AWG; or

(d)	the applicable review period after receipt of a due notification has expired without any decision taken by the German Federal Ministry for Economic Affairs and Climate Action.

Notifications, waiting periods and Authorisations

3.7	Other than in relation to the matters referred to in Conditions 3.1 to 3.6 of Part A of this Appendix I:

(a)	all material notifications, filings or applications which are deemed reasonably necessary by Viavi in connection with the Acquisition having been made;

(b)	all necessary waiting periods (including any extensions thereof) under any applicable legislation or regulation of any relevant jurisdiction having expired, lapsed or been terminated (as appropriate);

(c)	all statutory and/or regulatory obligations in any material jurisdiction having been complied with, in each case in respect of the Acquisition;

(d)	all Authorisations deemed reasonably necessary in any jurisdiction by Viavi for or in respect of the Acquisition and the acquisition or the proposed acquisition of any shares or other securities in, or control or management of, Spirent or any other member of the Spirent Group by any member of the Viavi Group having been obtained in terms and in a form reasonably satisfactory to Viavi (acting reasonably in consultation with Spirent) from all appropriate Third Parties or (without prejudice to the generality of the foregoing) from any person or bodies with whom any member of the Spirent Group or the Viavi Group has entered into contractual arrangements;

(e)	all such Authorisations necessary, appropriate or desirable to carry on the business of any member of the Spirent Group in any jurisdiction having been obtained; and

(f)	all such Authorisations referred to in Conditions 3.7(d) and 3.7(e) of Part A of this Appendix I remaining in full force and effect at the time at which the Acquisition becomes otherwise wholly unconditional and there being no notice or intimation of an intention to revoke, suspend, restrict, modify or not to renew such Authorisations in each case in any way that would be materially adverse in the context of the Spirent Group taken as a whole.

General antitrust and regulatory

3.8	Other than in relation to the matters referred to in Conditions 3.1 to 3.6 of Part A of this Appendix I, no antitrust regulator or other Third Party having given notice of a decision to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference (and in each case, not having withdrawn the same), or having required any action to be taken or otherwise having done anything, or having enacted, made or proposed any statute, regulation, decision, order or change to published practice (and in each case, not having withdrawn the same) and there not continuing to be outstanding any statute, regulation, decision or order which would or might reasonably be expected to, in any case to an extent or in a manner which is or would be materially adverse in the context of the Spirent Group taken as a whole:

(a)	require, prevent or materially delay the divestiture or materially alter the terms envisaged for such divestiture by any member of the Viavi Group or by any member of the Spirent Group of all or any material part of their businesses, assets or property or impose any limitation on the ability of all or any of them to conduct their businesses (or any part thereof) or to own, control or manage any of their assets or properties (or any part thereof);

(b)	except pursuant to Chapter 3 of Part 28 of the Companies Act, require any member of the Viavi Group or the Spirent Group to acquire or offer to acquire any shares, other securities (or the equivalent) or interest in any member of the Spirent Group or any asset owned by any Third Party (other than in the implementation of the Acquisition);

(c)	impose any material limitation on, or result in a material delay in, the ability of any member of the Viavi Group directly or indirectly to acquire, hold or to exercise effectively all or any rights of ownership in respect of any shares or other securities in Spirent or on the ability of any member of the Spirent Group, or any member of the Viavi Group directly or indirectly to hold or exercise effectively all or any rights of ownership in respect of shares or other securities (or the equivalent) in, or to exercise voting or management control over, any member of the Spirent Group;

(d)	otherwise adversely affect any or all of the business, assets, profits or prospects of any member of the Spirent Group;

(e)	result in any member of the Spirent Group ceasing to be able to carry on business under any name under which it presently carries on business;

(f)	make the Acquisition, its implementation or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, Spirent by any member of the Viavi Group void, unenforceable and/or illegal under the laws of any relevant jurisdiction, or otherwise, directly or indirectly materially prevent or prohibit, restrict, restrain, or delay or otherwise to a material extent or otherwise materially interfere with the implementation of, or impose material additional conditions or obligations with respect to, or otherwise materially challenge, impede, interfere or require material amendment of the Acquisition or the acquisition or proposed acquisition of any shares or other securities in, or control or management of, Spirent by any member of the Viavi Group;

(g)	require, prevent or materially delay a divestiture by any member of the Viavi Group of any shares or other securities (or the equivalent) in any member of the Spirent Group; or

(h)	impose any material limitation on the ability of any member of the Viavi Group, or any member of the Spirent Group, to conduct, integrate or co-ordinate all or any part of its business with all or any part of the business of any other member of the Viavi Group and/or the Spirent Group, and all applicable waiting and other time periods (including any extensions thereof) during which any such antitrust regulator or Third Party could decide to take, institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference or take any other step under the laws of any jurisdiction in respect of the Acquisition or the acquisition or proposed acquisition of any Spirent Shares or otherwise intervene having expired, lapsed or been terminated.

Certain matters arising as a result of any arrangement, agreement, etc.

3.9	Except as Disclosed, there being no provision of any arrangement, agreement, lease, licence, franchise, permit or other instrument to which any member of the Spirent Group is a party or by or to which any such member or any of its assets is or may be bound, entitled or be subject or any event or circumstance which, as a consequence of the Acquisition or the acquisition or the proposed acquisition by any member of the Viavi Group of any shares or other securities in Spirent or because of a change in the control or management of any member of the Spirent Group or otherwise, could or might reasonably be expected to result in:

(a)	any monies borrowed by, or any other indebtedness, actual or contingent, of, or any grant available to, any member of the Spirent Group being or becoming repayable, or capable of being declared repayable, immediately or prior to its or their stated maturity date or repayment date, or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(b)	the creation, save in the ordinary and usual course of business, or enforcement of any mortgage, charge or other security interest over the whole or any material part of the business, property or assets of any member of the Spirent Group or any such mortgage, charge or other security interest (whenever created, arising or having arisen) becoming enforceable;

(c)	any such arrangement, agreement, lease, licence, franchise, permit or other instrument that is material being terminated or the rights, liabilities, obligations or interests of any member of the Spirent Group being materially adversely modified or materially adversely affected or any material obligation or liability arising or any materially adverse action being taken or arising thereunder;

(d)	the rights, liabilities, obligations, interests or business of any member of the Spirent Group, or any member of the Viavi Group, under any such arrangement, agreement, licence, permit, lease or instrument or the interests or business of any member of the Spirent Group, or any member of the Viavi Group, in or with any other person or body or firm or company (or any arrangement or arrangement relating to any such interests or business) being or becoming capable of being terminated, or materially adversely modified or affected or any onerous obligation or liability arising or any material adverse action being taken thereunder;

(e)	any member of the Spirent Group ceasing to be able to carry on business under any name under which it presently carries on business;

(f)	the value of, or the financial or trading position or prospects of, any member of the Spirent Group being materially prejudiced or materially adversely affected; or

(g)	the creation or acceleration of any material liability (actual or contingent) by any member of the Spirent Group other than trade creditors or other liabilities incurred in the ordinary course of business, and no event having occurred which, under any provision of any arrangement, agreement, licence, permit, franchise, lease or other instrument to which any member of the Spirent Group is a party or by or to which any such member or any of its assets are bound, entitled or subject, would or might result in any of the events or circumstances as are referred to in Conditions 3.8(a) to 3.8(g) of Part A of this Appendix I, in each case to the extent material in the context of the Spirent Group taken as a whole;

Certain events occurring since 31 December 2022

3.10	Except as Disclosed, no member of the Spirent Group having since 31 December 2022:

(a)	issued or agreed to issue or authorised or proposed or announced its intention to authorise or propose the issue, of additional shares of any class, or securities or securities convertible into, or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares, securities or convertible securities or transferred or sold or agreed to transfer or sell or authorised or proposed the transfer or sale of Spirent Shares out of treasury (except, where relevant, as between Spirent and wholly owned subsidiaries of Spirent or between the wholly owned subsidiaries of Spirent and except for the issue or transfer out of treasury of Spirent Shares on the exercise of employee share options or vesting of employee share awards in the ordinary course under the Spirent Share Plans);

(b)	except for the Permitted Dividend, recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution (whether payable in cash or otherwise) other than the Permitted Dividend and dividends (or other distributions whether payable in cash or otherwise) lawfully paid or made by any wholly owned subsidiary of Spirent to Spirent or any of its wholly owned subsidiaries;

(c)	other than pursuant to the Acquisition (and except for transactions between Spirent and its wholly owned subsidiaries or between the wholly owned subsidiaries of Spirent and transactions in the ordinary course of business) implemented, effected, authorised or proposed or announced its intention to implement, effect, authorise or propose any merger, demerger, reconstruction, amalgamation, scheme, commitment or acquisition or disposal of assets or shares or loan capital (or the equivalent thereof) in any undertaking or undertakings;

(d)	except for transactions between Spirent and its wholly owned subsidiaries or between the wholly owned subsidiaries of Spirent and, except for transactions in the ordinary course of business disposed of, or transferred, mortgaged or created any security interest over any material asset or any right, title or interest in any material asset or authorised, proposed or announced any intention to do so;

(e)	(except for transactions between Spirent and its wholly owned subsidiaries or between the wholly owned subsidiaries of Spirent and, except for transactions in the ordinary course of business) issued, authorised or proposed or announced an intention to authorise or propose, the issue of or made any change in or to the terms of any debentures or become subject to any contingent liability or incurred or increased any indebtedness;

(f)	entered into or varied or authorised, proposed or announced its intention to enter into or vary any material contract, arrangement, agreement, transaction or commitment (whether in respect of capital expenditure or otherwise) which is outside of the ordinary course of business and which is of a long term, unusual or onerous nature or magnitude or which is or which involves an obligation of a nature or magnitude which is materially restrictive on the business of any member of the Spirent Group;

(g)	save to the extent necessary to comply with any change in applicable law, entered into or varied the terms of, or made any offer (which remains open for acceptance) to enter into or vary to a material extent the terms of any contract, service agreement, commitment or arrangement with any director or, except for salary increases, bonuses or variations of terms consistent with Spirent’s normal practice, senior executive of any member of the Spirent Group;

(h)	save to the extent necessary to comply with any change in applicable law, proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any employee of the Spirent Group which are material, except for salary increases, bonuses or variations of terms consistent with Spirent’s normal practice;

(i)	purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or reduced or, except in respect of the matters mentioned in paragraph (h) above, made any other change to any part of its share capital;

(j)	except in the ordinary course of business, waived, compromised or settled any claim by or against any member of the Spirent Group;

(k)	terminated or varied the terms of any agreement or arrangement which is of a long term or unusual nature between any member of the Spirent Group and any other person;

(l)	except as necessary to comply with any change in applicable law, made or agreed or consented to any significant change to:

(i)	the terms of the trust deeds and rules constituting the pension scheme(s) established by any member of the Spirent Group for its directors, employees or their dependants;

(ii)	the contributions payable to any such scheme(s) or to the benefits which accrue, or to the pensions which are payable, thereunder;

(iii)	the basis on which qualification for, or accrual or entitlement to, such benefits or pensions are calculated or determined; or

(iv)	the basis upon which the liabilities (including pensions) of such pension schemes are funded, valued, made, agreed or consented to;

(m)	been unable, or admitted in writing that it is unable, to pay its debts or commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness, or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

(n)	(other than in respect of a member of the Spirent Group which is dormant and was solvent at the relevant time) taken any steps, corporate action or had any legal proceedings instituted or threatened in writing against it in relation to the suspension of payments, a moratorium of any indebtedness, its winding-up (voluntary or otherwise), dissolution, reorganisation or for the appointment of a receiver, administrator, manager, administrative receiver, trustee or similar officer of all or any material part of its assets or revenues or any analogous or equivalent steps or proceedings in any jurisdiction or appointed any analogous person in any jurisdiction or had any such person appointed;

(o)	(except for transactions between Spirent and its wholly owned subsidiaries or between the wholly owned subsidiaries of Spirent), made, authorised, proposed or announced an intention to propose any change in its loan capital;

(p)	(except for transactions between members of the Spirent Group and transactions entered into in the ordinary course of business) entered into, implemented or authorised the entry into, any joint venture, asset or profit-sharing arrangement, partnership or merger of business or corporate entities which would be restrictive on the business of any member of the Spirent Group;

(q)	taken (or agreed to take) any action which requires or would require, the consent of the Panel or the approval of Spirent Shareholders in a general meeting in accordance with, or as contemplated by, Rule 21.1 of the Takeover Code; or

(r)	entered into any agreement, arrangement, commitment or contract or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced an intention to, or to propose to, effect any of the transactions, matters or events referred to in this Condition 3.10 of Part A of this Appendix I, which, in any such case, is material in the context of the Spirent Group taken as a whole.

No adverse change, litigation, regulatory enquiry or similar

3.11	Except as Disclosed, since 31 December 2022:

(a)	no adverse change and no circumstance having arisen which would or might reasonably be expected to result in any adverse change in, the business, assets, financial or trading position or profits or prospects or operational performance of any member of the Spirent Group which is material in the context of the Spirent Group taken as a whole;

(b)	no litigation, arbitration proceedings, prosecution or other legal proceedings having been threatened in writing, announced or instituted by or against or remaining outstanding against or in respect of, any member of the Spirent Group or to which any member of the Spirent Group is or may become a party (whether as claimant, defendant or otherwise) having been threatened, announced, instituted or remaining outstanding by, against or in respect of, any member of the Spirent Group, in each case which would have a material adverse effect on the Spirent Group;

(c)	no enquiry, review or investigation by, or complaint or reference to, any Third Party against or in respect of any member of the Spirent Group having been threatened, announced or instituted or remaining outstanding by, against or in respect of any member of the Spirent Group, in each case which would have a material adverse effect on the Spirent Group taken as a whole;

(d)	no contingent or other liability having arisen or become apparent to Viavi and/or Bidco other than in the ordinary course of business which would adversely affect the business, assets, financial or trading position or profits or prospects of any member of the Spirent Group to an extent which is material in the context of the Spirent Group taken as a whole;

(e)	no member of the Spirent Group having conducted its business in breach of any applicable laws and regulations and which is material in the context of the Spirent Group taken as a whole or in the context of the Acquisition; and

(f)	no steps having been taken and no omissions having been made which would result in the withdrawal, cancellation, termination or modification of any licence held by any member of the Spirent Group which is necessary for the proper carrying on of its business and the withdrawal, cancellation, termination or modification of which would have a material adverse effect on the Spirent Group taken as a whole.

No discovery of certain matters regarding information, liabilities and environmental issues

3.12	Except as Disclosed, Viavi and/or Bidco not having discovered, and in each case to an extent which is material in the context of the Spirent Group, that:

(a)	any financial, business or other information concerning the Spirent Group publicly announced prior to the date of this announcement or Disclosed to any member of the Viavi Group by or on behalf of any member of the Spirent Group prior to the date of this announcement is misleading, contains a misrepresentation of any material fact, or omits to state a material fact necessary to make that information not misleading, where the relevant information has not subsequently been corrected prior to the date of this announcement by disclosure, either publicly or otherwise to any member of the Viavi Group taken as whole;

(b)	any past or present member of the Spirent Group has not complied with all applicable legislation, regulations or other requirements of any jurisdiction or any Authorisations relating to the use, treatment, storage, carriage, disposal, discharge, spillage, release, leak or emission of any waste or hazardous substance or any substance likely to impair the environment (including property) or harm human health or otherwise relating to environmental matters or the health and safety of humans, which non-compliance would be likely to give rise to any material liability, including any penalty for non-compliance (whether actual or contingent) on the part of any member of the Spirent Group;

(c)	there is or is reasonably likely to be any obligation or liability (whether actual or contingent) or requirement to make good, remediate, repair, reinstate or clean up any property, asset or any controlled waters currently or previously owned, occupied, operated or made use of or controlled by any past or present member of the Spirent Group (or on its behalf), or in which any such member may have or previously have had or be deemed to have had an interest, under any environmental legislation, common law, regulation, notice, circular, Authorisation or order of any Third Party in any jurisdiction or to contribute to the cost thereof or associated therewith or indemnify any person in relation thereto to an extent which is material in the context of the Spirent Group taken as a whole; or

(d)	circumstances exist (whether as a result of making the Acquisition or otherwise) which would be reasonably likely to lead to any Third Party instituting (or whereby any member of the Spirent Group would be likely to be required to institute), an environmental audit or take any steps which would in any such case be reasonably likely to result in any actual or contingent liability to improve or install new plant or equipment or to make good, repair, reinstate or clean up any property of any description or any asset now or previously owned, occupied or made use of by any past or present member of the Spirent Group (or on its behalf) or by any person for which a member of the Spirent Group is or has been responsible, or in which any such member may have or previously have had or be deemed to have had an interest, which is material in the context of the Spirent Group taken as a whole.

Anti-corruption

(e)	any past or present member, director, officer or employee of the Spirent Group or any person that performs or has performed services for or on behalf of any such company is or has engaged in any activity, practice or conduct which would constitute an offence under the Bribery Act 2010, the US Foreign Corrupt Practices Act of 1977, as amended, or any other applicable anti-corruption or anti-bribery law, rule, or regulation concerning improper payments or kickbacks;

(f)	any member of the Spirent Group is ineligible to be awarded any contract or business under regulation 57 of the Public Contracts Regulations 2015 or regulation 80 of the Utilities Contracts Regulations 2015 (each as amended) or the US Federal Acquisition Regulation or Defence Federal Acquisition Regulation Supplement; or

(g)	any member of the Spirent Group has engaged in any transaction which would cause any member of the Viavi Group to be in breach of applicable law or regulation upon Completion, including the economic sanctions of the US Office of Foreign Assets Control, HM Treasury, the United Nations, or the European Union or any of its member states, save that this paragraph (g) shall not apply if and to the extent that it is or would be unenforceable by reason of breach of any applicable Blocking Law.

(h)	any past or present member, director, officer or employee of the Spirent Group:

(i)	has engaged in conduct which would violate any relevant anti-terrorism laws, rules, or regulations;

(ii)	has engaged in conduct which would violate any relevant anti-boycott law, rule, or regulation or any applicable export controls, including the UK and EU export controls, the Export Administration Regulations administered and enforced by the US Department of Commerce or the International Traffic in Arms Regulations administered and enforced by the US Department of State;

(iii)	has engaged in conduct which would violate, or has been designated as a target or subject of, any relevant economic sanctions laws or regulations, including those imposed by the US Office of Foreign Assets Control, the UK HM Treasury, the United Nations, and the European Union or any of its member states, save that this sub-paragraph (h)(iii) shall not apply if and to the extent that it is or would be unenforceable by reason of breach of any applicable Blocking Law; or

(iv)	has engaged in conduct which would violate any relevant laws, rules, or regulations concerning false imprisonment, torture or other cruel and unusual punishment, or child labour; or

(v)	is debarred or otherwise rendered ineligible to bid for or to perform contracts for or with any government, governmental instrumentality or international organisation.

No criminal property

(i)	any asset of any member of the Spirent Group constitutes criminal property as defined by section 340(3) of the Proceeds of Crime Act 2002 (but disregarding paragraph (b) of that definition).

Part B

Waiver and Invocation of the Conditions

1.	The Scheme will not become Effective unless the Conditions (other than Condition 2.3(a) Part A2.3(a) of Part A of this Appendix I) have been fulfilled or (if capable of waiver) waived or, where appropriate, have been determined by Bidco to be or remain satisfied by no later than 11.59 p.m. on the date before the Court Hearing.

2.	Subject to the requirements of the Panel and in accordance with the Takeover Code, Bidco reserves the right to waive in whole or in part, all of the Conditions set out in Part A of this Appendix I except Conditions 2.1(a), 2.2(a) and 2.3(a) of Part A of this Appendix I, which cannot be waived. If any of Conditions 2.1(b), 2.2(b) and 2.3(b) of Part A of this Appendix I is not satisfied by the relevant deadline specified in the relevant Condition, Bidco will make an announcement by 8.00 a.m. on the Business Day following such deadline confirming whether it has invoked or waived the relevant Condition or agreed with Spirent to extend the deadline in relation to the relevant Condition.

3.	Under Rule 13.5(a) of the Takeover Code and subject to paragraph 4 below, Bidco may only invoke a Condition so as to cause the Acquisition not to proceed, to lapse or to be withdrawn with the consent of the Panel. The Panel will normally only give its consent if the circumstances which give rise to the right to invoke the Condition are of material significance to Bidco in the context of the Acquisition. This will be judged by reference to the facts of each case at the time that the relevant circumstances arise.

4.	Any Condition that is subject to Rule 13.5(a) of the Takeover Code may be waived by Bidco. Conditions 1 and 2 in Part A of this Appendix I and, if applicable, any acceptance condition if the Acquisition is implemented by means of a Takeover Offer, are not subject to Rule 13.5(a) of the Takeover Code.

5.	Bidco shall not be under any obligation to waive (if capable of waiver), to determine to be or remain satisfied or to treat, as fulfilled any of the Conditions in Part A of this Appendix I (to the extent capable of waiver) by a date earlier than the latest date for the fulfilment of that Condition, notwithstanding that the other Conditions may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

Part C

Implementation by way of Takeover Offer

1.	Bidco reserves the right to elect (with the consent of the Panel and subject to the terms of the Co-operation Agreement) to implement the Acquisition by way of a Takeover Offer for the entire issued and to be issued share capital of Spirent as an alternative to the Scheme.

2.	In such event, the Acquisition shall be implemented on substantially the same terms, so far as applicable, and subject to the terms of the Co-operation Agreement, as those which would apply to the Scheme, subject to appropriate amendments, including (without limitation) the inclusion of an acceptance condition set at a level permitted by the Panel and (where applicable) the Co-operation Agreement. Further, if sufficient acceptances of such Takeover Offer are received and/or sufficient Spirent Shares are otherwise acquired, it would be the intention of Bidco to apply the provisions of the Companies Act to acquire compulsorily any outstanding Spirent Shares to which such Takeover Offer relates.

Part D

Certain further terms of the Acquisition

1.	The Acquisition will be subject to the Conditions in Part A above, and to certain further terms set out in this Appendix I, and to the full terms and conditions which will be set out in the Scheme Document.

2.	The Acquisition is governed by English law and is subject to the jurisdiction of the English courts and to the Conditions and further terms set out in this Appendix I and to be set out in the Scheme Document. The Acquisition is also subject to the applicable requirements of the Listing Rules and the provisions of the Takeover Code and any requirement of the Panel, the London Stock Exchange, the FCA and the Registrar of Companies.

3.	Each of the Conditions will be regarded as a separate Condition and will not be limited by reference to any other Condition.

4.	If Bidco is required by the Panel to make an offer or offers for any Spirent Shares under the provisions of Rule 9 of the Takeover Code, Bidco may make such alterations to the Conditions as are necessary to comply with the provisions of that Rule.

5.	The Spirent Shares acquired under the Acquisition shall be acquired fully paid and free from all liens, equitable interests, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights now or hereafter attaching or accruing to them, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid, or any other return of value (whether by reduction of share capital or share premium account or otherwise) made, on or after the Effective Date, save for the Permitted Dividend.

6.	Spirent Shareholders shall be entitled to receive the Permitted Dividend (if and to the extent declared by the Spirent Board and subject to the terms of the Co-operation Agreement), without any reduction in the Acquisition Price payable under the Acquisition.

7.	If, on or after the date of this announcement and prior to the Effective Date, any dividend, distribution, or other return of value is declared, made or paid or becomes payable by Spirent (other than the Permitted Dividend), Bidco reserves the right (without prejudice to any right of Bidco to invoke, with the consent of the Panel, Condition 3.10(b) of Part A of this Appendix I above) to reduce the Acquisition Price payable under the terms of the Acquisition for the Spirent Shares by an amount equal to the amount of any such dividend, distribution or other return of value. In such circumstances, Spirent Shareholders shall be entitled to retain any such dividend, distribution, or other return of value, declared, made or paid.

8.	If and to the extent that any dividend, distribution or other return of value as contemplated by paragraph 7 (other than the Permitted Dividend) is paid or made prior to the Effective Date and Bidco exercises its right in accordance with paragraph 7 to reduce the Acquisition Price payable under the Acquisition, any reference in this announcement to the Acquisition Price payable under the terms of the Acquisition shall be deemed to be a reference to the Acquisition Price as so reduced.

9.	If and to the extent that any such dividend, distribution or other return of value as contemplated by paragraph 7 (other than the Permitted Dividend) has been declared or announced but not paid or made, or is not payable by reference to a record date prior to the Effective Date and is or shall be: (i) transferred pursuant to the Acquisition on a basis which entitles Bidco to receive the dividend, distribution or other return of value and to retain it; or (ii) cancelled, the Acquisition Price payable under the terms of the Acquisition shall not be subject to change.

10.	Any exercise by Bidco of its rights referred to in paragraph 8 above shall be the subject of an announcement and, for the avoidance of doubt, shall not be regarded as constituting any revision or variation of the Acquisition.

11.	Bidco also reserves the right to reduce the Acquisition Price payable under the Acquisition in such circumstances as are, and such amount as is, permitted by the Panel.

12.	The availability of the Acquisition to persons not resident in the UK may be affected by the laws of the relevant jurisdiction. Any persons who are subject to the laws of any jurisdiction other than the UK should inform themselves about and observe any application requirements.

13.	The Acquisition is not being made, directly or indirectly, in, into or from, or by use of the mails of, or by any means of instrumentality (including, but not limited to, facsimile, e-mail or other electronic transmission, telex or telephone) of interstate or foreign commerce of, or of any facility of a national, state or other securities exchange of, any jurisdiction where to do so would violate the laws of that jurisdiction.

14.	Bidco reserves the right to implement the Acquisition directly or with or through any direct or indirect subsidiary undertaking of Viavi or Bidco from time to time.

Appendix II
SOURCES OF INFORMATION AND BASES OF CALCULATION

In this announcement, unless otherwise stated, or the context otherwise requires, the following sources and bases have been used:

1.	The financial information relating to Spirent is extracted (without material adjustment) from the Spirent Group’s audited final results for the financial year ended 31 December 2023 and audited final results for the financial year ended 31 December 2022.

2.	As at the close of business on 4 March 2024 (being the last Business Day prior to the date of this announcement) Spirent has in issue 578,646,363 Spirent Shares. No Shares are held in treasury. The International Securities Identification Number for the Spirent Shares is GB0004726096.

3.	The value attributed to Spirent’s entire issued and to be issued ordinary share capital as implied by the Acquisition Price of 172.5 pence per Spirent Share is based on the issued ordinary share capital as at 4 March 2024 (being the last Business Day prior to the date of this announcement) adjusted for the net dilutive effect of outstanding options and awards under the Spirent Share Plans as at 4 March 2024 and adjusted for the shares held by Spirent employee benefit trusts, being:

(a)	Spirent’s existing issued share capital of Spirent Shares as described in paragraph 2 above;

(b)	plus a maximum of 10,845,204 net Spirent Shares which may be issued on or after the date of this announcement on the exercise of outstanding options and/or vesting of awards under the Spirent Share Plans as at 4 March 2024; and

(c)	less 6,114,466 shares held by Spirent ESOT on 4 March 2024, 3,879 shares held by Spirent ESOT SSIP on 4 March 2024, and 537,835 shares held by UK Sharesave Trust on 4 March 2024.

4.	The implied enterprise value for Spirent of £952 million incorporates the value attributed to the existing issued and to be issued ordinary share capital of Spirent set out in paragraph 3 of this Appendix III, less cash and cash equivalents of US$108 million plus lease liabilities of US$21 million, as disclosed in the Spirent Group’s audited final results for the year ended 31 December 2023, plus the Permitted Dividend of 2.5 pence per Spirent Share (an aggregate of approximately £15 million (approximately US$19 million)).

5.	All prices and Closing Prices for Spirent Shares are closing middle market quotations derived from the Daily Official List of the London Stock Exchange.

6.	Volume weighted average prices have been derived from Bloomberg and have been rounded to the nearest whole figure.

7.	Exchange rates have been derived from Bloomberg and have been rounded to the nearest four decimal places.

8.	The exchange rate used for the conversion of US$ into GBP is 0.7876, derived from Bloomberg, as at 4.30 p.m. on 4 March 2024 (being the last Business Day prior to the date of this announcement).

9.	The exchange rate used for the conversion of GBP into US$ is 1.2697, derived from Bloomberg, as at 4.30 p.m. on 4 March 2024 (being the last Business Day prior to the date of this announcement).

Appendix III
IRREVOCABLE UNDERTAKINGS

Viavi and Bidco have received irrevocable undertakings from Spirent Directors, further details of which are set out in the table below, in respect of, in aggregate, 1,347,466 Spirent Shares, representing approximately 0.23 per cent. of the share capital of Spirent in issue on 4 March 2024 (being the last Business Day prior to publication of this announcement).

The following Spirent Directors have given irrevocable undertakings to vote in favour of the Scheme at the Court Meeting and the Special Resolution(s) to be proposed at the Spirent General Meeting (or, if the Acquisition is subsequently structured as a Takeover Offer, to accept any Takeover Offer made by Viavi or Bidco). These irrevocable undertakings have been given by all of the Spirent Directors who hold Spirent Shares, being all of the Spirent Directors other than Wendy Koh.

Name	Number of Spirent Shares	Percentage of Spirent ordinary share capital*
Sir William Thomas	67,442	0.0117%
Edgar Masri	20,000	0.0035%
Eric Updyke	933,928	0.1614%
Gary Bullard	37,582	0.0065%
Jonathan Silver	100,000	0.0173%
Paula Bell	178,285	0.0308%
Margaret Buggie	10,229	0.0018%
Total	1,347,466	0.2329%

*Based on the number of Spirent Shares in issue on 4 March 2024 (being the last Business Day prior to publication of this announcement).

These irrevocable undertakings also extend to any shares acquired by the Spirent Directors as a result of the vesting of awards or the exercise of options under the Spirent Share Plans.

These irrevocable undertakings remain binding in the event a higher competing offer is made for Spirent and will only cease to be binding if:

●	Bidco announces, with the consent of the Panel and before the Scheme Document (or, if applicable, Offer Document) is published, that it does not intend to proceed with the Acquisition and no new, revised or replacement scheme of arrangement (or Takeover Offer) is announced by Bidco in accordance with Rule 2.7 of the Takeover Code at the same time;

●	the Scheme Document (or Offer Document, as applicable) is not published within 28 days of the date of this Announcement (or such later date as the Panel may agree);

●	the Scheme (or Takeover Offer, as applicable) is withdrawn with the consent of Bidco or lapses in accordance with its terms, excluding where:

○	the Scheme is withdrawn or lapses as a result of Bidco exercising its right to implement the Acquisition by way of a Takeover Offer rather than a scheme of arrangement; or

○	the lapse or withdrawal either is not, in the case of a withdrawal, confirmed by Bidco or is followed within five Business Days by an announcement under Rule 2.7 of the Takeover Code by Bidco (or a person acting in concert with it) to implement the Acquisition either by a new, revised or replacement scheme of arrangement or a Takeover Offer; or

●	any competing offer for the issued and to be issued ordinary share capital of Spirent is made which is declared wholly unconditional (if implemented by way of a takeover offer) or otherwise becomes effective (if implemented by way of a scheme of arrangement).

Appendix IV

DEFINITIONS

The following definitions apply throughout this document unless the context otherwise requires:

“2022 Spirent Annual Report”	the annual report and audited accounts of the Spirent Group for the year ended 31 December 2022;
“2023 Spirent Interim Results Announcement”	the announcement of the unaudited results of the Spirent Group for the six-month period ended 30 June 2023;
“Acquisition”	the recommended cash acquisition being made by Bidco to acquire the entire issued, and to be issued, ordinary share capital of Spirent, to be implemented by means of the Scheme (or should Bidco so elect in accordance with the terms of the Co-operation Agreement and with the consent of the Panel, by means of a Takeover Offer), and, where the context admits, any subsequent revision, variation, extension or renewal thereof;
“Acquisition Price”	172.5 pence per Spirent Share;
“Acquisition Value”	175 pence for each Spirent Share, comprising the Acquisition Price and the Permitted Dividend;
“ADRs”	American Depositary Receipts;
“announcement”	this announcement, including the Appendices, made pursuant to Rule 2.7 of the Takeover Code;
“Appendices”	the appendices to this announcement, and Appendix shall be construed accordingly;
“Authorisations”	regulatory authorisations, orders, recognitions, grants, consents, clearances, confirmations, certificates, licences, permissions or approvals;
“Bidco”	Viavi Solutions Acquisitions Limited, a company incorporated England and Wales with registered number 15521962 and whose registered office is at 27 Old Gloucester Street, London, United Kingdom, WC1N 3AX;
“Blocking Law”	means (i) any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996 (or any law or regulation implementing such Regulation in any member state of the European Union); or (ii) any provision of Council Regulation (EC) No 2271/1996 of 22 November 1996, as it forms part of domestic law of the UK by virtue of the European Union (Withdrawal) Act 2018;
“Business Day”	a day, not being a public holiday, Saturday or Sunday, on which banks in London are open for business;

“Clean Team Agreement”	the clean team agreement between Viavi and Spirent in connection with the Acquisition dated 13 February 2024;
“Closing Price”	the closing middle market price of a Spirent Share as derived from the Daily Official List on any particular date;
“CMA”	the Competition and Markets Authority, a UK statutory body established under the Enterprise and Regulatory Reform Act 2013;
“Combined Group”	the enlarged group following completion of the Acquisition comprising the Viavi Group and the Spirent Group;
“Companies Act”	the Companies Act 2006, as amended from time to time;
“Conditions”	the conditions to the implementation of the Acquisition, as set out in Part A of Appendix I to this announcement and to be set out in the Scheme Document;
“Confidentiality Agreement”	the confidentiality agreement between Viavi and Spirent in relation to the Acquisition dated 29 January 2024;
“Confidentiality and Joint Defence Agreement”	the confidentiality and joint defence agreement between Viavi, Fried, Frank, Harris, Shriver & Jacobson LLP, Spirent and Linklaters LLP dated 5 February 2024;
“Convertible Notes”	the fully committed 7.5 year, 4.00 per cent. or 4.50 per cent. convertible senior payment-in-kind toggle notes issued by Viavi to Silver Lake[2] pursuant to the Investment Agreement;
“Co-operation Agreement”	the co-operation agreement between Viavi, Bidco and Spirent entered into on or around the date of this announcement;
“Court”	the High Court of Justice in England and Wales;
“Court Hearing”	the hearing of the application to sanction the Scheme under section 899 of the Companies Act;
“Court Meeting”	the meeting of Spirent Shareholders to be convened at the direction of the Court pursuant to Part 26 of the Companies Act at which a resolution will be proposed to approve the Scheme (with or without amendment), including any adjournment, postponement or reconvening thereof and any separate class meeting relating thereto that may be required by the Court, notice of which is to be contained in the Scheme Document;
“Court Order”	the order of the Court sanctioning the Scheme under Part 26 of the Companies Act;
“CREST”	the system for the paperless settlement of trades in securities and the holding of uncertificated securities operated by Euroclear;

2 SLA II CM Victor Holdings, L.P. and SLP VII CM Victor Holdings, L.P.

“Daily Official List”	the daily official list published by the London Stock Exchange;
“DBP”	the Spirent Deferred Bonus Plan (last amended in 2022);
“Dealing Disclosure”	an announcement pursuant to Rule 8 of the Takeover Code containing details of dealings in interests in relevant securities of a party to an offer;
“Depositary”	The Bank of New York Mellon, as depositary for the Spirent ADR Programme;
“Disclosed”	the information disclosed by or on behalf of Spirent: (i) in the 2022 Spirent Annual Report or the 2023 Spirent Interim Results Announcement; (ii) in this announcement; (iii) in any other announcement to a Regulatory Information Service before the date of this announcement; (iv) fairly disclosed in writing (including via the virtual data room operated by or on behalf of Spirent in respect of the Acquisition or via e-mail) before the date of this announcement to Viavi or its advisers (in their capacity as such); (v) fairly disclosed during any management presentation in connection with the Acquisition attended by Spirent on the one hand and any of Viavi or its officers, employees, agents or advisers (in their capacity as such); or (vi) as otherwise fairly disclosed to Viavi (or its officers, employees, agents or advisers) prior to the date of this announcement;
“Effective”	in the context of the Acquisition: (i) if the Acquisition is implemented by way of the Scheme, the Scheme having become effective pursuant to its terms; or (ii) if the Acquisition is implemented by way of a Takeover Offer, the Takeover Offer having been declared or having become unconditional in accordance with the requirements of the Takeover Code;
“Effective Date” or “Completion”	the date on which the Acquisition becomes Effective;
“EIP”	the Spirent Employee Incentive Plan 2005;
“Euroclear”	Euroclear UK & Ireland International Limited;
“EV/EBIT”	the ratio of enterprise value to earnings before interest and taxes;
“Executive Retention Arrangements”	Eric Updyke, Chief Executive Officer of the Spirent Group, and Paula Bell, Chief Financial and Operations Officer of the Spirent Group, will each be entitled to receive cash payments from Viavi of 200 per cent. and 175 per cent. of their annual salaries, respectively, less any legally required deductions and subject to Completion and Spirent ceasing to be listed on the Official List of the London Stock Exchange. Subject to these leaver terms, each executive will be paid 50 per cent. as soon as reasonably practicable following Spirent ceasing to be listed on the Official List of the London Stock Exchange and 50 per cent. as soon as reasonably practicable following the date falling six months following the Effective Date;

“FCA” or “Financial Conduct Authority”	the Financial Conduct Authority acting in its capacity as the competent authority for the purposes of Part VI of the UK Financial Services and Markets Act 2000;
“Forms of Proxy”	the forms of proxy in connection with each of the Court Meeting and Spirent General Meeting, which shall accompany the Scheme Document;
“FSMA”	the UK Financial Services and Markets Act 2000;
“FY2023A”	the financial year ended 31 December 2023;
“GAESPP”	the Spirent Global All-Employee Share Purchase Plan 2021;
“HM Government”	the government of the United Kingdom of Great Britain and Northern Ireland;
“HSR Act”	the US Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder;
“Investment Agreement”	the investment agreement between Viavi and Silver Lake[3] dated 5 March 2024;
“Jefferies”	Jefferies International Limited;
“Lender”	Wells Fargo Bank, N.A.;
“Listing Rules”	the rules and regulations made by the Financial Conduct Authority under FSMA (as amended), and contained in the publication of the same name, as amended from time to time;
“London Stock Exchange”	the London Stock Exchange plc or its successor;
“Long Stop Date”	6 September 2025 or such later date as may be agreed between Bidco and Spirent and, if required, the Panel and the Court may allow;
“LTIP”	the Spirent Long-Term Incentive Plan 2016 (last amended in 2019);
“Market Abuse Regulation”	the Market Abuse Regulation (EU) (596/2014) (as it forms part of the laws of the UK by virtue of the European Union (Withdrawal) Act 2018 (as amended));
“Meetings”	the Court Meeting and the Spirent General Meeting;
“NASDAQ”	the Nasdaq Stock Market, Inc;
“NSI Act”	the UK National Security and Investment Act 2021, together with all associated secondary legislation and regulatory rules;

3 SLA II CM Victor Holdings, L.P. and SLP VII CM Victor Holdings, L.P.

“Offer Document”	the offer document published by or on behalf of Bidco in connection with any Takeover Offer, including any revised offer document;
“Offer Period”	the offer period (as defined by the Takeover Code) relating to Spirent which commenced on the date of this announcement;
“Official List”	the official list maintained by the FCA pursuant to Part 6 of FSMA;
“Opening Position Disclosure”	an announcement pursuant to Rule 8 of the Takeover Code containing details of interests or short positions in, or rights to subscribe for, any relevant securities of a party to the Acquisition;
“Overseas Shareholders”	holders of Spirent Shares who are resident in, ordinarily resident in, or citizens of, jurisdictions outside the UK;
“Panel”	the UK Panel on Takeovers and Mergers;
“Permitted Dividend”	a dividend of 2.5 pence per Spirent Share that is intended to be declared by the Spirent Board prior to the Effective Date and will be conditional upon, and only payable if, the Scheme becomes Effective (or, if the Acquisition is implemented by way of a Takeover Offer, the Takeover Offer becomes or is declared unconditional), in lieu of a final dividend for the year ended 31 December 2023;
“Post-Completion Review”	the full evaluation of Spirent Group and its strategy, operations and organisational structure which Viavi intends to carry out with Spirent’s management upon Completion, as further described in paragraph10;
“Qatalyst Partners”	Qatalyst Partners LP;
“Qualifying Termination”	a termination other than “for cause” or for gross misconduct but not including resignation except for constructive dismissal;
“Registrar of Companies”	the Registrar of Companies in England and Wales;
“Regulations”	the Uncertificated Securities Regulations 2001;
“Regulatory Information Service”	any information service authorised from time to time by the FCA for the purpose of disseminating regulatory announcements;
“relevant securities”	as the context requires, Spirent Shares, other Spirent share capital and any securities convertible into or exchangeable for, and rights to subscribe for, any of the foregoing;
“Restricted Jurisdiction”	any jurisdiction where local laws or regulations may result in a significant risk of civil, regulatory or criminal exposure if information concerning the Acquisition is sent or made available to Spirent Shareholders in that jurisdiction;

“Rothschild & Co”	N.M. Rothschild & Sons Limited;
“Scheme” or “Scheme of Arrangement”	the proposed scheme of arrangement under Part 26 of the Companies Act between Spirent and the Spirent Shareholders in connection with the Acquisition, with or subject to any modification, addition or condition approved or imposed by the Court and agreed by Spirent and Bidco;
“Scheme Document”	the document to be sent to Spirent Shareholders and persons with information rights containing, amongst other things, the Scheme and notices of the Meetings and information regarding the proxy forms in respect of the Meetings;
“Scheme Record Time”	the time and date to be specified in the Scheme Document, expected to be 6.30 p.m. on the Business Day immediately preceding the Effective Date (or such other date as Bidco and Spirent may agree);
“Silver Lake”	Silver Lake, a leading global technology investment firm;
“Special Resolution(s)”	the special resolution(s) to be proposed at the Spirent General Meeting including, among other things, in connection with the implementation of the Scheme and certain amendments to be made to the articles of association of Spirent;
“Spirent” or “Company”	Spirent Communications plc;
“Spirent ADR Holder(s)”	holders of Spirent ADRs;
“Spirent ADR Programme”	Spirent’s Level I sponsored ADR programme created pursuant to the Spirent ADR Programme Deposit Agreement;
“Spirent ADR Programme Deposit Agreement”	the deposit agreement governing the Spirent ADRs between Spirent and the Depositary dated 10 July 2001 (as amended and restated from time to time);
“Spirent ADRs”	ADRs issued pursuant to the Spirent ADR Programme, each representing four Spirent Shares;
“Spirent Board” or “Spirent Directors”	the directors of Spirent at the time of this announcement or, where the context so requires, the directors of Spirent from time to time;
“Spirent ESOT”	the employee benefit trust known as the Spirent Employee Share Ownership Trust (ESOT);
“Spirent ESOT SSIP”	the employee benefit trust known as the Spirent Employee Share Ownership Trust (ESOT) – Spirent Stock Incentive Plan;
“Spirent General Meeting”	the general meeting of Spirent Shareholders to be convened to consider and if thought fit, pass, among other things, the Special Resolution(s) in relation to the Scheme, including any adjournments thereof;

“Spirent Group”	Spirent and its subsidiary undertakings and where the context permits, each of them;
“Spirent Results”	the audited full year financial results of Spirent in respect of the year end ended 31 December 2023;
“Spirent Shareholder(s)”	holders of Spirent Shares;
“Spirent Share(s)”	the existing unconditionally allotted or issued and fully paid ordinary shares of 3 & 1/3 pence each in the capital of Spirent and any further such ordinary shares which are unconditionally allotted or issued before the Scheme becomes Effective;
“Spirent Share Plans”	the LTIP, the EIP, the DBP, the GAESPP, the UK Sharesave, the UK SIP and the US ESPP;
“Takeover Code”	the City Code on Takeovers and Mergers issued by the Panel, as amended from time to time;
“Takeover Offer”	subject to the consent of the Panel and the terms of the Co-operation Agreement, should the Acquisition be implemented by way of a takeover offer as defined in Chapter 3 of Part 28 of the Companies Act, the offer to be made by or on behalf of Bidco to acquire the entire issued and to be issued share capital of Spirent on the terms and subject to the conditions to be set out in the related offer document (and, where the context admits, any subsequent revision, variation, extension or renewal of such offer);
“Third Party”	each of a central bank, government or governmental, quasi-governmental, supranational, statutory, regulatory, environmental, administrative, fiscal or investigative body, court, trade agency, association, institution, environmental body, employee representative body or any other body or person whatsoever in any jurisdiction;
“UBS”	UBS AG, London Branch;
“UK”	United Kingdom of Great Britain and Northern Ireland;
“UK Sharesave”	the Spirent UK Sharesave Plan 2021;
“UK Sharesave Trust”	the trust of the UK Sharesave;
“UK SIP”	the Spirent UK Employee Share Purchase Plan 2005 (last amended in 2021);
“US”	the United States of America;
“US Antitrust Laws”	the US Sherman Antitrust Act of 1890, as amended, the US Clayton Act of 1914, as amended, the HSR Act, the US Federal Trade Commission Act, as amended, and the rules and regulations thereunder and any other US federal. state and local laws, rules and regulations that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolisation or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Acquisition;

“US ESPP”	the Spirent US Employee Stock Purchase Plan 2021;
“Viavi”	Viavi Solutions Inc., a company incorporated in the State of Delaware, United States of America;
“Viavi Group”	Viavi and its subsidiary undertakings (ignoring for such purpose the acquisition of the Spirent Group following the Effective Date);
“Voting Record Time”	the time and date to be specified in the Scheme Document by reference to which entitlement to vote at the Court Meeting will be determined, expected to be 6.30 p.m. on the day which is two Business Days before the Court Meeting or, if the Court Meeting is adjourned, 6.30 p.m. on the day which is two Business Days before the date of such adjourned Court Meeting; and
“Wells Fargo Securities”	Wells Fargo Securities, LLC.

For the purposes of this announcement, “subsidiary”, “subsidiary undertaking”, “undertaking” and “associated undertaking” have the respective meanings given thereto by the Companies Act.

All references to “GBP”, “£”, “pence” and “p” are to the lawful currency of the UK.

All references to “US$” and “US cents” are to the lawful currency of the US.

All times referred to are London time unless otherwise stated.

References to the singular include the plural and vice versa.